DRAFT -- 17 OCTOBER 1997

                          DATATREND SERVICES, INC.
                           1515 Washington Street
                       Braintree, Massachusetts 02184

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       To Be Held On November __, 1997


To the Stockholders of
Datatrend Services, Inc.

      Notice is hereby given that a Special Meeting of Stockholders of Datatrend Services, Inc. (the "Company") will be held at the Offices of the Company, 1515 Washington Street, Braintree, Massachusetts on November __, 1997 at 10:00 A.M. The purpose of the Meeting, as more fully set forth in the accompanying Proxy Statement, is to approve the sale by the Company of substantially all of the Company's operating assets pursuant to the Asset Purchase Agreement dated as of September 8, 1997 between the Company, the Company's wholly-owned operating subsidiary Datatrend, Inc., and Genco Management Company, a subsidiary of GENCO I, INC. and to transact such other business as may properly come before the meeting or any adjournments thereof.

      Holders of record of the Company's Common Stock at the close of business on October __, 1997 will be entitled to vote at the meeting. You are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to insure that your shares are represented at the meeting. If you do attend, you may revoke any prior proxy delivered hereunder and vote your shares in person if you wish to do so. Any prior proxy delivered hereunder will automatically be revoked if you execute the accompanying proxy or if you notify the Secretary of the Company, in writing, prior to the Special Meeting of Stockholders.



                                       By Order of the Board of Directors


                                       Yitz Grossman, Secretary

Dated:  November __, 1997


      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND IF PRESENT AT THE MEETING MAY WITHDRAW IT AND VOTE IN PERSON. ATTENDANCE AT THE MEETING IS LIMITED TO STOCKHOLDERS, THEIR PROXIES AND INVITED GUESTS OF THE COMPANY.


DRAFT -- 27 OCTOBER 1997


                          Datatrend Services, Inc.
                           1515 Washington Street
                             Braintree, MA 02184


                               PROXY STATEMENT
                                     for
                       SPECIAL MEETING OF STOCKHOLDERS
                       To Be Held on November __, 1997


      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at a Special Meeting of Stockholders of the Company to be held at Datatrend, Inc., 1515 Washington Street, Braintree, Massachusetts at 10:00 A.M. on November __, 1997 and at any adjournments thereof. This proxy statement and the accompanying proxy card are being mailed to all stockholders on or about November __, 1997.

      The shares represented by proxies that are received in the enclosed form and properly filled out will be voted in accordance with the specifications made thereon. In the absence of specific instructions, proxies will be voted in accordance with the recommendations made herein with respect to the proposals described in this Proxy Statement. The principal proposal is to approve the sale of substantially all of the Company's operating assets to Genco Management Company, a subsidiary of GENCO I, INC. The Company's Board of Directors unanimously recommends that stockholders vote in favor of this proposal and, unless contrary instructions are given, the proxyholders will vote FOR the proposal. The members of the Board of Directors currently own 1,083,800 shares of Common Stock, representing 23% of the currently outstanding Common Stock of the Company. Both members of the Board of Directors have indicated their intention to vote in favor of the proposal.

      Proxies may be revoked by stockholders by written notice received by the Secretary of the Company at the address set forth above, at any time prior to the exercise thereof. Stockholders of record at the close of business on October ___, 1997 are entitled to notice of and to vote at the Special Meeting or any adjournments thereof. The Company's only class of voting securities is its Common Stock, par value $.01 per share, of which 4,712,795 shares were outstanding as of October __, 1997.


Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October __, 1997 based upon the most recent information available to the Company for: (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's officers and directors; and (iii) all officers and directors of the Company as a group:

                                    Amount and Nature
                                      of Beneficial
        Name and Address                Ownership        Percentage
--------------------------------    -----------------    ----------

Mark A. Hanson (1)                      1,155,000           24.1%
1515 Washington Street
Braintree, MA 02184

Yitz Grossman (2)                         420,800            8.2%
40 Fulton Street
New York, NY 10017

Joseph Stevens & Company LP (3)           250,000            5.0%
33 Maiden Lane
New York, NY 10038

All officers and directors as a
 group (4 persons) (1)(2)               1,575,800           30.3%

--------------------
<F1>  Includes currently exercisable options to purchase 75,000 shares.

<F2>  Includes currently exercisable warrants to purchase 342,000 shares of
      Common Stock and options to purchase 75,000 shares.

<F3>  Consists of shares issuable upon exercise of warrants.

                               SALE OF ASSETS

      On September 8, 1997 Datatrend Services, Inc. (the "Company") and its principal operating subsidiary, Datatrend, Inc. ("Datatrend")(references to the "Company" herein shall include Datatrend where relevant), entered into an Asset Purchase Agreement and a Management and Administrative Services Agreement with Genco Management Company ("GMC"), a subsidiary of GENCO I, INC. ("Genco"). GMC's obligations under both Agreements are guaranteed by Genco. The Asset Purchase Agreement (the "Purchase Agreement") provides that Datatrend will sell substantially all of its operating assets to GMC. This asset transfer will result in the sale of all of the Company's computer equipment refurbishment and returns management business (the "Asset Sale"). The Management and Administrative Services Agreement (the "Management Agreement") provides that GMC will operate the Company's business pending the closing of the transactions contemplated by the Purchase Agreement. GMC and Datatrend have already begun operating pursuant to the Management Agreement, and no stockholder approval is being sought in connection with such agreement. Stockholders are being asked to approve the Purchase Agreement. Closing of the transactions contemplated by the Purchase Agreement are conditioned upon stockholder approval thereof.

      Had the closing of the Purchase Agreement (the "Closing"), been effected as of June 30, 1997, the Company would have had on a pro forma basis net assets of approximately $1,400,000, consisting principally of cash and cash equivalents. The Company has continued to experience operating losses since June 30, 1997. Therefore, the net assets of the Company after the actual date of the Closing will probably be materially lower than the proforma net assets as of June 30, 1997. After the Closing, the Company will review strategic alternatives, including seeking to acquire a new business. See "Operations of the Company after Closing."

      The Asset Sale will not give rise to appraisal or similar rights of dissenting stockholders.


                      SUMMARY OF THE PURCHASE AGREEMENT

      The following summary of the terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement attached hereto as Annex A (excluding schedules and exhibits).

The Purchaser

      The purchaser of the assets, GMC, is a Pennsylvania corporation which is a wholly-owned subsidiary of Genco. Genco is a Delaware corporation incorporated in 1995 which is one of a group of related companies engaged in the business of reverse logistics services or processing returns of various types of merchandise. Genco and its related entities have also developed computer software and techniques for use in reverse logistics and warehouse automation services. GMC and Genco's headquarters are in Pittsburgh, Pennsylvania.

Closing

      The Closing is scheduled to occur as soon as possible after the satisfaction of all conditions precedent, or at such other time as the parties may agree. See "Conditions to Closing."

Purchase Price, Assumption of Liabilities

      In consideration for the sale of the assets, GMC will pay at the Closing a minimum of $1,000,000 and will assume various liabilities including certain current recorded liabilities and certain future liabilities relating to the ongoing operation of the business being acquired by GMC. GMC will not assume liabilities relating to outstanding litigation matters, employment and consulting contracts, and tax and other matters. The purchase price will be increased by 50% of the amount by which the difference between the assumed liabilities and acquired assets (subject to various adjustments) is less than $2,500,000. The transaction is terminable by GMC in the event that such difference exceeds $3,000,000. GMC will also contribute to the Company all of Mark Hanson's shares of Common Stock which GMC will acquire from Mr. Hanson pursuant to a separate employment agreement. See "Interest of Company Management in the Sale of Assets."

Assets Transferred

      The Company is selling all of the assets used in connection with the operation of its business (the "Assets") other than its inventory from Jabil Circuits, its corporate books and records, and its software license from Dynamics Software.

Representations and Warranties

      Article II of the Purchase Agreement contains representations and warranties by the Company customarily made by sellers in transactions of this type, including, without limitation, those relating to: (i) the absence of any material violation of law in connection with the Company's operations; (ii) the accuracy of certain financial statements of the Company; (iii) compliance with tax matters; (iv) the absence of undisclosed material litigation; (v) the ownership, transferability and condition of the Assets being transferred to the Buyer; and (vi) the content and condition of the inventory of the Company.

Certain Covenants Prior to Closing

      The Company has agreed, prior to Closing: (i) not to pay any dividend or other distribution; (ii) not to sell any Assets other than in the ordinary course of business; (iii) not to take any action that could result in the acquisition of another business or substantial amount of assets; (iv) to generally maintain the Company's business in its current state, and (v) to afford Buyer and its representatives access at all reasonable times to its businesses and properties for the purposes of investigation of the Company's business and the Assets.

Other Agreements

      Noncompetition and "No-raiding" Covenants. The Company has agreed that, for a period of five years after Closing, it will not, directly or indirectly, own, manage, operate or control or participate in any manner in any business which is engaged in the business of computer refurbishment and distribution or computer return management in North America. The Company has also agreed for a period of three years not to hire any current employee of the Company.

      Employment and Stock Ownership of Mark Hanson. Datatrend has agreed to release Mark Hanson, its President and Chief Executive Officer from his employment agreement with the Company. An affiliate of GMC has entered into an employment agreement with Mr. Hanson and will purchase from Mr. Hanson all of the shares of Common Stock of the Company owned by him. These shares will be contributed to the Company immediately after the Closing. See "Interest of Company Management in the Sale of Assets."

Conditions to Closing

      The obligations of the Company and GMC to cause the Purchase Agreement to be consummated are subject to satisfaction of the following conditions: (i) the approval by the Company's stockholders; (ii) no government action or injunction which would render the transactions contemplated by the Purchase Agreement illegal or otherwise materially restricts consummation of such transactions; (iii) each of the other parties' representations and warranties contained in the Purchase Agreement shall be true and correct; (iv) each of the other parties shall have performed or complied in all material respects with all agreements and covenants required by the Purchase Agreement to be performed or complied with by it on or prior to the Closing; and (v) all required governmental consents, if any, shall have been obtained.

      The obligations of GMC to consummate the transactions contemplated by the Purchase Agreement are subject to additional conditions, including the execution of GMC's employment agreement with Mr. Hanson.

      The obligations of the Company to consummate the transactions contemplated by the Purchase Agreement are subject to additional conditions, including receipt of the opinion of its investment banker that the transaction is fair to the Company's stockholders.

Indemnification, Limitation on Liability

      The Company will indemnify, defend and hold harmless GMC from and against any and all liabilities relating to certain representations and warranties of the Company, failure by the Company to comply with its obligations under the Purchase Agreement, any employee benefits, or any of the liabilities being retained by the Company. The amount of any such indemnity is limited to the total cash purchase price paid by GMC.

Termination

      The Purchase Agreement may be terminated by either party in the event that the closing does not occur by the first anniversary of the execution of the Purchase Agreement, in the event of a breach of the other party's obligations, representations, or warranties under the Purchase Agreement, or if the Management Agreement is terminated. GMC may also terminate the transaction if the difference between the assumed liabilities and acquired assets (subject to various adjustments) exceeds $3,000,000, or in the event of bankruptcy, or the discovery of material potential liability under government regulatory schemes.


                          THE MANAGEMENT AGREEMENT

      Datatrend and GMC also entered into a Management and Administrative Services Agreement (the "Management Agreement") which provides that GMC will operate the Company's business pending the closing of the transactions contemplated by the Purchase Agreement. Among other matters, GMC will handle personnel and facility matters and will oversee the previously announced closure of the Company's Braintree facility. The Management Agreement is terminable if the Purchase Agreement is terminated and may also be terminated by GMC in certain circumstances including bankruptcy, potential liability under government regulatory schemes, or dispute by the Company of GMC's management decisions. GMC will receive a monthly management fee of $2,500 and reimbursement of direct expenses incurred by GMC. GMC is entitled to retain any operating profits generated during the term of the Management Agreement and will reimburse Datatrend for any operating losses incurred during such term. GMC is obligated to contribute to the Company up to $500,000 to cover operating losses and provide working capital during the term of the Management Agreement.


                           REGULATORY REQUIREMENTS

      To the best knowledge of the Company, there are no federal or state regulatory requirements which must be complied with, nor are there any such governmental consents or approvals that must be obtained in connection with the transactions contemplated by the Purchase Agreement.


                            ACCOUNTING TREATMENT

      The transactions contemplated by the Agreements will be accounted for as a sale of assets.


                       FEDERAL INCOME TAX CONSEQUENCES

Federal Income Tax Consequences to Stockholders

      The sale of the Assets to the Buyer will not have any Federal income tax consequences to the Company's stockholders. If the Company is liquidated and distributes its available cash, such distribution would be a taxable transaction to the stockholder, and a gain or loss would be realized by each stockholder equal to the difference between the proceeds received and the basis of the stock owned by each stockholder. The Company has no current plans to liquidate and distribute its cash. See "Operation of the Company After the Closing."

      The Federal income tax discussion set forth above is included for general information only. The tax consequences to stockholders may vary depending on the actions of the Company following consummation of the Asset Sale. No information is provided herein as to state, local or foreign tax consequences. Stockholders should consult their own tax advisors to determine the particular Federal, state, local and foreign tax consequences to them of the Asset Sale and subsequent actions of the Company.

Federal Income Tax Consequences to the Company

      The Company does not expect there to be any federal income tax consequences as a result of the sale of Assets to the Buyer. The Company had fully available net operating tax losses as of December 31, 1996 in the amount of approximately $2.9 million and incurred a tax loss of approximately $1.6 million for the six months ended June 30, 1997. This results in a total net operating loss of approximately $4.5 million which is available to be carried forward against taxable income in subsequent years. There may be limitations in the use of the tax net operating loss carry forwards that would arise if there are additional "ownership changes" as described in sections 382 and 384 of the Internal Revenue Code of 1986.


                 BACKGROUND AND REASONS FOR THE TRANSACTION

      The Company's principal business is the resale of discontinued, end of life, excess, and used microcomputers, peripherals, components, and accessories. In the latter part of 1996, computer manufacturers announced enhanced options and features that would be available in early 1997.
These announcements led to slower than expected sales volume for the 1996 holiday season and a significant reduction in the market value of
inventory on hand.   Payment experience also led the Company to increase
its allowances for doubtful accounts. Operating losses for 1996 were approximately $2,864,000. The Company continued to experience difficulties in 1997 and had operating losses of approximately $1,621,000 in the six months ended June 30, 1997. In April 1997 the Company took steps to reduce its operating expenses, including consolidating warehouse and service facilities to its Memphis facility, and reducing workforce costs. Despite these efforts, the Company's Board of Directors concluded that it would be very difficult for the Company's business to continue as an independent operation. By June 30, 1997 the Company had a working capital deficit of $2,226,513.

      In April 1997 the Company made inquiries regarding raising funds through a private placement and approached several potential buyers of the Company's business. The Board of Directors also explored the possibility of seeking protection under the bankruptcy laws but concluded that this would decrease the Company's ability to continue its business. The inquiries continued through May 1997 and on June 3, 1997 the Company received a proposed letter of intent from Genco Distribution System, Inc. The letter of intent proposed that Genco would acquire most of the Company's assets in exchange for the assumption of certain liabilities and a payment of $4,000,000 with adjustments based upon changes from the Company's 1996 financial statements. During June 1997, the Company explored this offer and other potential purchasers. By the beginning of July 1997, the Company's management concluded that no offers would be forthcoming other than Genco's. On July 21, 1997, Genco's attorney wrote to Mr. Yitz Grossman of the Company's Board of Directors to summarize Genco's offer, which, as a result of further discussions with the Company, now included the proposal that Genco would manage the Company's business pending conclusion of a sale of assets. The proposed cash consideration was significantly reduced from that included in the June 3 proposal due to the Company's continued losses during 1997.

      During late July and early August 1997, the Company and Genco engaged in extensive negotiations resulting in agreement in principle that the cash consideration would be $1,000,000 subject to increase if the liabilities to be assumed by Genco were below $2,500,000. During the remainder of August 1997, the Company and Genco negotiated definitive agreements which were executed as of September 8, 1997.


                  RECOMMENDATION OF THE BOARD OF DIRECTORS

      The Board of Directors of the Company believes that the consummation of the Purchase Agreement is in the best interests of the Company and its stockholders, and unanimously recommends that the stockholders of the Company vote to approve the Agreement. The Board of Directors believes that the purchase price for the Assets is fair and equitable to the Company and its stockholders. Prior to approving the Asset Sale, the Board had not established a range of values for the Asset Sale. In recommending that stockholders approve the Purchase Agreement, the Board considered:

            (a) Arms-length Negotiations. That the Purchase Agreement was the result of arms-length negotiations between the Company and Genco. In the Board's opinion, Genco was desirous of obtaining the Assets. Accordingly, the Board believes its negotiations were at arms length and produced a fair price.

            (b) Recent Operating Results and Limited Prospects for Profitable Operations. The $2,864,000 net operating loss incurred by the Company for the year ended December 31, 1996, the $1,621,000 net loss incurred by the Company during the six months ended June 30, 1997 and the anticipated continuing operating losses combined with the Board's belief that the Company would not be able to operate profitably before depleting substantially all of its remaining assets. As a result, the Board believes that the sale of the Assets for the Purchase Price is in the Company's best interest.

            (c) Lack of Strategic Alternatives. The lack of strategic alternatives available to the Company in view of the Company's declining operating results and competitive market conditions, and efforts to seek other potential candidates without success. The Company has sought strategic alternatives, and has received no offers other than Genco's. Based upon the Company's unsuccessful pursuit of strategic alternatives since April 1997 and deteriorating financial condition, the Board believes that it had exhausted its identified realistic strategic alternatives and that the Company would be unable to attract debt or equity investments or enter into a merger or other business combination that the Board believed would be in the best interests of the Company and its stockholders.

            (d) Existence of Cash Assets. The existence of cash and cash equivalents after completion of the Asset Sale and the potential use of such cash for possible future strategic alternatives and combinations with other operating companies. If the Company were to further delay the Asset Sale, its continuing operating losses would reduce its cash positions, and it would, most likely, receive less for a later sale of the Assets. While the Board did not set any minimum level, it was desirous of having a sufficient amount of cash to be able to pursue an attractive acquisition.

            (e) Fairness Opinion. The advice of A. S. Goldmen & Co., Inc., the Company's financial advisor, that the consideration to be received by the Company in connection with the sale of the Assets is fair, from a financial point of view, to the Company. See "Opinion of Financial Advisor."

      The Board considered the continuing losses and lack of prospects as well as the prior unsuccessful efforts to sell or merge the Company to be the most important factors in approving the Asset Sale and recommending that stockholders approve it.


                        OPINION OF FINANCIAL ADVISOR

      In connection with recommending that stockholders approve the Asset Sale, the Board of Directors received the opinion of A. S. Goldmen & Co., Inc. ("ASG") that the consideration to be received under the Agreements, which were negotiated by GMC and the Company, is fair from a financial point of view to the Company. ASG's opinion is directed only to the fairness from a financial point of view of the transaction, does not address any other aspect of the transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Meeting.

      ASG is an investment banking firm which engages in, among other things, structuring, negotiating and evaluating financial terms of mergers and acquisitions and in providing investment analysis to its clients and advising them with respect to the purchase of securities. The Board selected ASG because of its reputation, expertise and familiarity with the Company. Among other factors, ASG had previously prepared a fairness opinion for the Company with regard to its acquisition of Datatrend in 1995.

      In arriving at its Opinion, ASG made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, ASG: (i) reviewed the Company's annual reports on Form 10-K for the two fiscal years ended December 31, 1996 and quarterly reports on Form 10-Q for the three and six month periods ended March 31 and June 30, 1997, which the Company's management has identified as being the most current financial statements available; (ii) reviewed copies of the Purchase Agreement and the Management Agreement; (iii) met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company; (iv) reviewed forecasts and projections prepared by the Company's management with respect to the Company; (v) reviewed the historical market prices and trading volume for the Company's publicly traded securities; and (vi) conducted such other studies, analyses and inquiries as they deemed appropriate.

      ASG did not independently verify the accuracy and completeness of the information supplied to them by the Company. ASG did not make any physical inspection or independent appraisal of any of the properties or assets of the Company. ASG's opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by them at the date of the Opinion. Other than set forth above, no limitations were imposed by the Company on the scope of ASG's investigation, and no special instructions were given to ASG, for the purpose of rendering the fairness opinion.

      In its analysis, ASG made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. In addition, analysis of the value of businesses or securities can not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analysis is inherently subject to substantial uncertainty.

      ASG did not produce any written reports (except for the fairness opinion), studies, documents, talking papers, or background materials for the Company's Board of Directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. In arriving at its opinion, ASG did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Factors which appeared to be of particular importance included the Company's history of losses, the likelihood that such losses would continue, declining revenues and cash reserves, increases in allowances for doubtful accounts, and the delisting of the Company's securities from trading on NASDAQ due to failure to maintain the required minimum equity standards.

      The foregoing does not purport to be a complete description of the written Opinion of ASG or of the analysis undertaken by ASG, and is qualified in its entirety by the full text thereof which is included as Annex B to the Proxy Statement. Such Opinion sets forth the principal assumptions made, matters considered, and the limitations on, and the scope of the review by, ASG in rendering its opinion. Stockholders are urged to read Annex B in its entirety.


            INTEREST OF COMPANY MANAGEMENT IN THE SALE OF ASSETS

      As indicated above, the Purchase Agreement contemplates that Mark Hanson, the Company's President and Chief Executive Officer, will resign from the Company and will join GMC upon the Closing of the sale of the Assets. An affiliate of GMC has entered into an employment agreement with Mr. Hanson which provides for the purchase of Mr. Hanson's shares of Common Stock of the Company for $535,000 plus additional payments contingent on performance of the Datatrend business after it is acquired by GMC. The initial term of the employment agreement is three years commencing at the Closing at an annual base salary of $150,000. See "Security Ownership of Certain Beneficial Owners and Management" and "Summary of the Purchase Agreement -- Employment and Stock Ownership of Mark Hanson." Mr. Hanson approved the Asset Sale in order to assure the technical validity of the resolutions relating to the Agreements because the Board consists of only two members. Since the Agreements contemplated that Mr. Hanson would enter into an employment agreement with Genco, Mr. Hanson noted that he otherwise abstained from deliberations in his capacity as a director on the resolutions relating to the approval of the Agreements. See also "Operation of the Company After Closing -- Consulting Agreement."


                   OPERATION OF THE COMPANY AFTER CLOSING

      On a proforma basis, assuming that the Closing had occurred as of June 30, 1997 and that all liabilities not assumed by GMC were paid, the Company would have had net assets of approximately $1,400,000 consisting almost exclusively of cash and cash equivalents, and would have no operating business. The Company has continued to experience operating losses since June 30, 1997. Therefore, the net assets of the Company after the actual date of the Closing will probably be materially lower than the proforma net assets as of June 30, 1997. The Company has commitments under the lease of its Braintree, Massachusetts facility of approximately $30,000 per month through December 31, 1997. The Company is currently negotiating for an early termination of such lease. If the Company is successful in such negotiations, its available cash will be reduced and its ongoing expenses, while searching for an acquisition, will also be reduced. Excluding such lease commitments, the Company anticipates ongoing general and administrative expenses until it consummates a business combination of approximately $22,000 per month, including the consulting fees referred to below under "Consulting Agreement."

      Upon the Closing, Mr. Hanson will resign as a director. The Board of Directors has elected Mr. Irving Bader to replace Mr. Hanson, with Mr. Bader's election effective upon Mr. Hanson's resignation. Thereafter the Board will consist of Mr. Bader and Mr. Yitz Grossman. Mr. Bader has been Director of Adaptive Physical Education with the New York City Board of Education since 1973 and has also been an Adjunct Professor of Physical Education at Brooklyn College since 1980. Mr. Bader is Mr. Grossman's father-in-law.

      The Company's Board of Directors currently intends to seek to acquire, merge, consolidate or otherwise combine with an operating business. To date, the Board has not identified any potential acquisition candidate nor has it decided upon the type of entity which it will seek to acquire. There can be no assurance that the Company will be able to acquire or combine with any business, or that such business will be profitable. The Company will be relying on the Board to identify potential candidates. As of this time, no decision has been made to hire an investment banker to assist the Board. In addition, it is possible that members of the Board or their affiliates may receive fees in connection with any acquisition or business combination. Such fees, if any, will be on terms no less favorable to the Company than are paid to investment bankers generally.

      Pending an acquisition or business combination, the Company's cash will be invested as management of the Company deems prudent, which may include, but will not be limited to, certificates of deposit, mutual funds, money-market accounts, stocks, bonds or United States Government or municipal securities, provided, however, that the Company will attempt to invest the net proceeds in an manner which will not result in the Company being deemed to be an investment company under the Investment Company Act of 1940. In this regard, while the foregoing investments are intended to be temporary (i.e., for the period during which the Company is determining its future course of action), any such investments deemed by the Securities and Exchange Commission not to be temporary, may result in the Company being required to register as an investment company, which could result in increased legal and accounting compliance costs for the Company.

      While the Board currently believes that pursuing an acquisition or business combination is in the stockholders' best interest, it may subsequently decide to pursue other options available to the Company, such as investing the Company's cash in marketable securities or liquidating the Company. Such other options will only be considered if the Board determines that it cannot successfully acquire, merge, consolidate or otherwise combine with an operating business.

      In the event that the Company proposes to engage primarily in the business of investing or trading in securities, or otherwise its cash in investment securities having a value in excess of 40% if its total assets (exclusive of Government Securities, certificates of deposit and other cash items), the Company may be deemed an investment company and therefore may be required to register under and become subject to the Investment Company Act of 1940.

Consulting Agreement

      The Company has entered into a consulting agreement with Target Capital Corp. dated January 1995 for a term of three years. The consulting agreement automatically renews for a term of an additional three years if Target Capital Corp. is able to assist the Company in rasing certain specified amounts of equity capital over the initial three year term. Target Capital Corp. is wholly-owned by Mr. Grossman, a director and officer of the Company. Under this Agreement, Target Capital is entitled to annual consulting fees in the amount of $100,000 per year. The Closing of the Asset Sale will make it more likely that Mr. Grossman's company will collect the consulting fees, of which $75,000 were owed as of June 30, 1997.


                                VOTE REQUIRED

      Under Delaware law, the affirmative vote of a majority of the votes cast at the Special Meeting is required to approve the Asset Sale. The current members of the Board of Directors presently hold voting authority for Common Stock representing approximately 23% of the total number of votes eligible to be cast at the Special Meeting. The members of the Board of Directors have indicated their intention to vote affirmatively on the Asset Sale.


                           EXPENSE OF SOLICITATION

      The cost of soliciting proxies, which also includes the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. Solicitation will be made by the Company primarily through the mail. The Company may also retain the services of a proxy solicitation firm. The Company has not made any arrangements to do so as of the date of this Proxy Statement, and does not presently have estimates as to the cost of such services. Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or telegram. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their names and will reimburse them for any expenses incurred in connection therewith.


                            FINANCIAL STATEMENTS

      Unaudited Proforma Condensed Financial Statements as of and for the six months ended June 30, 1997 are being delivered with this Proxy Statement to the Company's stockholders as Annex C. The Company has continued to experience operating losses since June 30, 1997. Therefore, the net assets, stockholders' equity and other financial statement indicia of value of the Company after the actual date of the Closing will probably be materially lower than the proforma information as of June 30, 1997.


                                OTHER MATTERS

      The Board of Directors knows of no matters that are expected to be presented for consideration at the Special Meeting which are not described herein. However, if other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.


      PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

November __, 1997

                                       By Order of the Board of Directors


                                       Yitz Grossman, Secretary


                               LIST OF ANNEXES


Annex A Asset Purchase Agreement dated as of September 8, 1997, by and among Datatrend Services, Inc., Datatrend, Inc., GENCO I, INC., and Genco Management Company.

Annex B    Fairness Opinion of A. S. Goldmen & Co., Inc.

Annex C Unaudited Proforma Condensed Financial Statements as of and for the six months ended June 30, 1997.


                                                                   ANNEX A

ASSET PURCHASE AGREEMENT

      This Agreement, dated as of the 8th day of September, 1997, by and among each of Genco Management Company, a Pennsylvania corporation ("Purchaser"), Datatrend, Inc., a Massachusetts corporation (the "Seller"), Datatrend Services, Inc., a Delaware corporation which owns all of the issued and outstanding shares of common stock of the Seller ("DSI") and GENCO, INC., a Pennsylvania corporation which owns all of the outstanding shares of capital stock of Purchaser ("Genco") (the "Agreement")

                            W I T N E S S E T H:

      WHEREAS, the Seller desires to sell and transfer, and the Purchaser desires to purchase and acquire, in exchange for the consideration hereinafter specifically set forth, all, or substantially all, of the assets of the Seller relating to the Seller's business of computer refurbishment and distribution and computer returns management services (the "Business") upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of, and subject to, the premises and mutual agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                  ARTICLE I

Sale and Purchase

      1.1. The Assets. At the Closing (as hereinafter defined) the Seller will sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser will purchase, acquire and accept from the Seller, all of the Seller's right, title and interest in and to the assets of the Seller relating to the Business, excluding only those assets delineated in Section
1.3 hereof (all of such assets, property and business to be acquired by the Purchaser are hereinafter collectively referred to as the "Acquired Assets"), upon the terms and subject to the conditions hereinafter set forth. The Acquired Assets shall include, without limitation, the following:

      (a) all notes, trade and other accounts receivable, royalties, deferred charges, advance payments, prepaid items and rights of offset and credits (other than income tax credits) relating to the Business (the "Accounts");

      (b) all property, plant and equipment listed on Schedule 1.1(b), including but not limited to all fee simple, possessory and leasehold interests of the Seller in any and all land, leaseholds, easements, rights of way, licenses, railroad and other use agreements (including, without limitation, rights arising under all options to purchase, or lease, rights of first refusal and the like), certain office computer and telephone equipment, machinery, equipment, tools, motor vehicles, transportation and packing and delivery equipment and supplies, furniture and fixtures (the "Equipment and Supplies");

      (c) all computers, peripherals, components and accessories constituting the Seller's inventory associated with the Business, (the "Inventory");

      (d) all contracts and contract rights, including but not limited to all contractual and other rights and licenses under outstanding purchase orders, supply agreements, sales orders, agreements pursuant to which the Seller is to be indemnified, permits, leases, joint venture agreements, restrictive covenant agreements running in favor of the Seller, representative agreements, dealer agreements, export agent agreements, consulting agreements, confidentiality agreements, development agreements, assignment agreements and all other contracts (the "Contracts"), all as more particularly described on Schedule 1.1(d) hereof;

      (e) all customer lists, supplier lists, engineering data, customer records, patents, trade names (including but not limited to the name "Datatrend"), trademarks, all other intellectual property rights and intangible assets associated with the Business ("Intangible Assets"); and

      (f) all cash on hand and in all checking, savings, investment and other similar accounts of the Seller.

      1.2. Transfer of Acquired Assets. To the extent that any of the Acquired Assets are non-assignable or non-transferable to the Purchaser, or non-assignable or non-transferable without the consent of a third party, or shall be subject to any option by any third party (a list of all of such assets, and relevant particulars with respect hereto, is set forth on
Schedule 1.2(a) hereto), this Agreement shall not constitute a contract to assign or a transfer of the same (unless such consent is obtained or option waived) if an attempted assignment or transfer would constitute a breach thereof. If the Seller shall have failed to procure a required consent to any assignment or transfer or waiver of such option, with respect to any of the assets listed on Schedule 1.2(a) (the "Consent Assets") prior to the Closing (as hereinafter defined), the Seller shall use commercially reasonable efforts (which shall not include the obligation to pay money) to make the use and benefit of such Consent Assets available to the Purchaser to the same extent, as nearly as may be possible, as if such impediment to the assignment or transfer did not exist. The Purchaser shall assume and pay, discharge, perform or otherwise satisfy all debts, obligations and liabilities of the Seller which arise after the date of the Closing with respect to those contracts the use and benefit of which shall have been made available to the Purchaser pursuant to this Section 1.2.

      1.3. Assets Not Purchased by Purchaser. The parties hereto agree that, notwithstanding anything to the contrary contained herein, the Purchaser shall not purchase, directly or indirectly, any right, title or interest in, and to, the assets listed on Schedule 1.3 to this Agreement (hereinafter collectively referred to as the "Excluded Assets").

      1.4.      Consideration.  Subject to the provisions of this Section
1.4 and section 9.3 hereof, the consideration for the Acquired Assets shall be One Million Dollars ($1,000,000) as adjusted (the Cash "Purchase Price"), which shall be paid by cash wire transfer at the Closing (as hereinafter defined), together with the assumption of liabilities of the Seller as provided in Section 1.5 hereof. The Cash Purchase Price shall be subject to adjustment as follows:

      (a) Initial Balance Sheet. Within 45 days following the execution of this Agreement, the Seller shall cause to be prepared a balance sheet (the "Initial Balance Sheet") which reflects the assets of Seller (excluding the Excluded Assets) at the date of execution of this Agreement and only the liabilities of Seller at the date of execution of this Agreement (the "Base Liabilities") which would have been Assumed Liabilities had the Closing occurred on such date. The Initial Balance Sheet shall be prepared in accordance with the valuation and accounting practices and procedures described in Schedule 1.4(a) hereof (the "Agreed Upon Procedures"). The Agreed Upon Procedures shall provide, among other things, that the lease for the Seller's Braintree, Massachusetts facility shall be reflected as a liability on the Initial Balance Sheet as a discontinued operation and that the leasehold improvements to such facility shall be excluded as assets on the Initial Balance Sheet. The Initial Balance Sheet shall become final and binding upon the parties unless the Purchaser gives written notice of a disagreement (a "Notice of Disagreement") to the Seller and DSI within ten
(10) days following receipt thereof. If a Notice of Disagreement is received by the Seller and DSI, then the Initial Balance Sheet shall become final and binding upon the parties on the earlier of (i) the date the parties hereto resolve in writing any differences they may have with respect to any matter specified in a Notice of Disagreement and (ii) the date any Disputed Matters (as hereinafter defined) are finally resolved in writing by the Arbitrator (as hereinafter defined). Any such Notice of Disagreement shall state in reasonable detail the nature of any disagreement so asserted and the amount in dispute. During a period of ten (10) business days following the receipt by the Seller and DSI of a Notice of Disagreement, the Seller and DSI and the Purchaser shall attempt to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If at the end of such ten (10) business-day period, the Seller, DSI and the Purchaser have failed to reach written agreement with respect to all such matters, then all such matters as specified in any Notice of Disagreement as to which such written agreement has not been reached (the "Disputed Matters") shall be submitted to and reviewed by an arbitrator ("Arbitrator"), which shall be an accounting firm which is a member of the SEC Practice Section and the Private Companies Section of the Division of Firms of the American Institute of Certified Public Accountants having an office in Pennsylvania and having no other relationship with any party hereto during the past five (5) years. The identity of the Arbitrator shall be determined mutually by the independent public accountants of the Seller and the Purchaser's independent public accountants; and if such accountants cannot agree as to the selection of the Arbitrator, then each accounting firm shall select one nominee and the parties shall choose the Arbitrator by lot. The Arbitrator shall consider only the Disputed Matters and shall be instructed to act promptly to resolve all Disputed Matters and its decision shall be final and binding upon the Seller, DSI and the Purchaser. The fees and expenses of the Arbitrator with respect to all Disputed Matters shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of all Disputed Matters is resolved by the Arbitrator in favor of or against the Seller, DSI and the Purchaser. As used herein, the term "Initial Balance Sheet" shall refer to the Initial Balance Sheet in the form in which it becomes final in accordance with the foregoing procedures.

      (b) Final Balance Sheet. Within five (5) days prior to the Closing, the Purchaser shall prepare and deliver to the Seller and DSI a balance sheet as of the date of the Initial Balance Sheet (the "Draft Final Balance Sheet") but which adjusts the asset side of the Initial Balance Sheet to reflect the liquidation of the assets reflected on the Initial Balance Sheet (such assets as so adjusted being hereinafter referred to collectively as the "Adjusted Assets"). The Draft Final Balance Sheet shall be prepared in accordance with the Agreed Upon Procedures. The Negative Amount means the amount by which the Base Liabilities exceed the Adjusted Assets. If the Negative Amount is $2,500,000 or less, the Cash Purchase Price shall be increased by fifty percent (50%) of the amount by which the $2,500,000 exceeds the Negative Amount. If the Negative Amount exceeds $3,000,000, then the Purchaser may, by notice given not more than four (4) days after the Draft Final Balance Sheet is prepared, at its sole option, elect to terminate this Agreement as provided in Section 9.16 hereof.

      (c) The Draft Final Balance Sheet shall become final and binding upon the parties unless the Seller or DSI gives written notice of a disagreement (a "Notice Disagreement") to the Purchaser within thirty (30) days following receipt thereof. If a Notice of Disagreement is received by the Purchaser, then the Draft Final Balance Sheet shall become final and binding upon the parties on the earlier of (i) the date the parties hereto resolve in writing any differences they may have with respect to any matter specified in a Notice of Disagreement and (ii) the date any Disputed Matters (as hereinafter defined) are finally resolved in writing by the Arbitrator (as hereinafter defined). Any such Notice of Disagreement shall state in reasonable detail the nature of any disagreement so asserted and the amount in dispute. During a period of ten (10) business days following the receipt by the Purchaser of a Notice of Disagreement, the Seller and DSI and the Purchaser shall attempt to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If at the end of such ten (10) business-day period, the Seller, DSI and the Purchaser have failed to reach written agreement with respect to all such matters, then all such matters as specified in any Notice of Disagreement as to which such written agreement has not been reached (the "Disputed Matters") shall be submitted to and reviewed by an arbitrator ("Arbitrator"), which shall be an accounting firm which is a member of the SEC Practice Section and the Private Companies Section of the Division of Firms of the American Institute of Certified Public Accountants having an office in Pennsylvania and having no other relationship with any party hereto during the past five (5) years. The identity of the Arbitrator shall be determined mutually by the independent public accountants of the Seller and the Purchaser's independent public accountants; and if such accountants cannot agree as to the selection of the Arbitrator, then each accounting firm shall select one nominee and the parties shall choose the Arbitrator by lot. The Arbitrator shall consider only the Disputed Matters and shall be instructed to act promptly to resolve all Disputed Matters and its decision shall be final and binding upon the Seller, DSI and the Purchaser. The fees and expenses of the Arbitrator with respect to all Disputed Matters shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of all Disputed Matters is resolved by the Arbitrator in favor of or against the Seller, DSI and the Purchaser. As used herein, the term "Final Balance Sheet" shall refer to the Draft Final Balance Sheet in the form in which it becomes final in accordance with the foregoing procedures.

      Within five (5) business days following the establishment of the Final Balance Sheet, the Purchaser, if applicable, shall pay to DSI any additional amounts owed based upon the Negative Amount as reflected therein. If the Final Balance Sheet indicates that the Purchaser paid to DSI more than owed to DSI under Section 1.4(b) above, DSI shall refund to the Purchaser the amount of such overpayment within five (5) days after the establishment of the Final Balance Sheet.

      1.5. Liabilities Assumed by the Purchaser. Purchaser hereby, effective as of the Closing, assumes and agrees to discharge, in accordance with their terms, only (a) the trade accounts payable, accrued expenses, notes payable and long-term debt and other liabilities of the Seller which are reflected in the Initial Balance Sheet or in the Closing Date Balance Sheet, (b) all future obligations and liabilities of Seller under the Contracts, (c) all warranty obligations with respect to products sold by the Business from and after the commencement of the term of the Management and Administrative Services Agreement, dated as of September 8, 1997, by and between the Purchaser and the Seller (the "Management Services Agreement"),
(d) up to $5,000 in warranty claims for products sold by the Business prior to the commencement of the term of the Management Services Agreement, (e) claims made by third-party purchasers of products from the Business for periods prior to the commencement of the term of the Management Services Agreement, up to a maximum of $5,000 and (f) additional liabilities, other than Retained Liabilities (as hereinafter defined), in addition to those described in (a) through (e) of this Section 1.5, in an amount not to exceed the lesser of (i) $500,000 and (ii) the amount by which $3,000,000 exceeds the Negative Amount. The liabilities of Seller which are assumed by Purchaser as aforesaid are referred to herein as the "Assumed Liabilities". The Assumed Liabilities specifically exclude, (i) any litigation or claims arising out of or in connection with the Business (except for those arising out of any efforts by the Seller to collect the Accounts) including the warranty claims and third-party claims not expressly assumed by the Purchaser as provided above; (ii) any litigation or claims arising out of or in connection with this Agreement; (iii) any obligations arising under or in connection with existing employment agreements or other arrangements between the Seller or DSI and their respective employees, specifically including those with John Bulman and James Hendricks, (iv) the consulting agreement by and between the Seller and DSI and Target Capital Corporation; (v) any liabilities arising out of the operation of the Business prior to the Closing relating to violations of any federal, state or local laws or regulations relating to environmental or occupational health and safety matters; and (vi) any liabilities for federal, state and local taxes, assessments, reassessments, governmental charges, penalties, interest and fines relating to the Business arising or accruing prior to the date of the Management Services Agreement. The Closing Date Balance Sheet shall be prepared by the Purchaser in accordance with the Agreed Upon Procedures, and a draft Closing Date Balance Sheet shall be delivered to the Seller and DSI at least two (2) business days prior to the Closing Date. Other than the Assumed Liabilities, Purchaser is not assuming and shall not otherwise become liable for any debts, liabilities and obligations of Seller or the Business, whether now asserted or unasserted, known or unknown, fixed or contingent. All liabilities not assumed by the Purchaser in accordance with
this Section 1.5 are hereinafter referred to collectively as the   "Retained
Liabilities".

                                 ARTICLE II

Representations and Warranties of the Seller and DSI

      The Seller and DSI hereby jointly and severally represent and warrant to the Purchaser as follows:

      2.1. Organization and Authority. Each of the Seller and DSI (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has full corporate power and authority to own and lease its assets and to carry on its business as and where such assets are now owned or leased and where such business is now conducted and to be conducted to the Closing Date (as hereinafter defined), and (c) is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the property or assets now owned or leased by it or the nature of the business now conducted by it require it to be so licensed and qualified. Schedule 2.1(a) is a true and complete list of each jurisdiction in which the Seller and DSI are qualified to do business as a foreign corporation. The copy of the certificate of incorporation and by-laws of the Seller, each of which is attached hereto as Schedule 2.1(b), and the copy of the certificate of incorporation and by-laws of DSI, each of which is attached hereto as Schedule 2.1(c), is complete and correct and there are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or, to the knowledge of the Seller or DSI, threatened against, either the Seller or DSI.

      2.2. Absence of Conflict. Neither the execution nor the delivery of this Agreement by the Seller or DSI, the compliance by the Seller or DSI with the terms and conditions of this Agreement nor the consummation by the Seller or DSI of the transactions contemplated hereby will (a) conflict with any of the terms, conditions and provisions of the certificate of incorporation or by-laws of either the Seller or DSI; (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, the Seller or DSI or
(c) conflict with, result in a breach of, constitute a default or event of default under (whether by notice or the lapse of time, or both) or accelerate or permit the acceleration of, the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien, charge, agreement or instrument to which either the Seller or DSI is a party or by the terms of which either the Seller or DSI or their respective properties and assets may be bound.

      2.3. Validity and Enforceability of Agreement. Each of the Seller and DSI has the corporate power and authority to execute, deliver and, subject to the approval of the stockholders of DSI, carry out the terms and provisions of this Agreement in accordance with its terms. This Agreement has been duly authorized, executed and delivered by each of the Seller and DSI pursuant to action taken by the Boards of Directors of the Seller and DSI and constitutes a valid and binding obligation of each of the Seller and DSI enforceable in accordance with its terms.

      2.4. Financial Statements. Except as set forth on Schedule 2.4(a) attached hereto, since January 1, 1995, DSI has filed with the U.S. Securities and Exchange Commission ("SEC") all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. DSI has previously delivered to the Purchaser copies of its (a) Annual Report on Form 10-K for the fiscal years ended December 31, 1996 and December 31, 1995, as filed with the SEC,
(b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders meeting from January 1, 1995 until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by the Company with the SEC since January 1, 1995 (other than Registration Statements filed on Form S-8) and (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "SEC Reports"). Except as set forth in Schedule 2.4(a) attached hereto, as of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a materiel fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of DSI included in such reports (collectively, the "DSI Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of DSI and its subsidiaries, including the Seller, as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

      2.5. Assets. Except as listed on Schedule 2.5 ("Permitted Liens"), Seller has, and shall have as of the Closing, good, valid and marketable title to all of the Acquired Assets, free and clear of all liens, encumbrances and claims of third parties. The Seller further represents and warrants that there are no options, conditional rights or other agreements or arrangements of any kind to purchase or acquire from the Seller any of the Acquired Assets except purchase orders for Inventory received in the ordinary course of business. Purchaser acknowledges that the equipment, inventory and other tangible property which are included in the Acquired Assets are being sold on an as-is where-is basis, AND THAT ALL WARRANTIES OF MERCHANTABILITY AND FITNESS ARE EXPRESSLY EXCLUDED. No representation or warranty is made hereunder regarding the applicability or effect of bulk sales laws to this transaction.

      2.6. Real Property. Schedule 2.6(a) contains a complete and correct list and legal description of all real properties, buildings and structures owned, leased or licensed, in whole or in part, by the Seller. All leases for real property leased by or to the Seller are valid and enforceable (and a correct and complete copy of each has been delivered to the Purchaser). Such leases have not been amended or modified and neither the Seller, nor, to the knowledge of the Seller or DSI, the other party or parties to such leases are in default with respect thereto, nor has any event which, with the passage of time or giving of notice, or both, could constitute such a default occurred. The Seller owns no real property. The Seller has enforceable leasehold interests in all real property and buildings used by the Seller with respect to the Business.

      2.7. Contracts. Other than as listed on Schedule 1.1(d) and purchase and sales contracts entered into in the ordinary course of business, the Seller is not a party to any written or, to the knowledge of Seller or DSI, oral contract with respect to the Business. The Seller has performed all material obligations required to be performed by it through the date hereof under all of the agreements relating to the Business to which the Seller is a party or pursuant to the terms of which the Seller may be bound. Each of the other parties to the agreements to which the Seller is a party or pursuant to the terms of which the Seller may be bound has, to the knowledge of the Seller and DSI, in all material respects performed all the obligations required to be performed by it thereunder. Neither the Seller nor DSI received any written notice of the intention of any party to any Contract to terminate any such Contract. Each such Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with no default, and no event has occurred which, with the passage of time, or the giving of notice, or both, could constitute such a default by the Seller, nor is there a dispute in existence with respect thereto.

      2.8.  Customers and Suppliers.   Neither the Seller nor DSI is aware
of any change, or threat of any change, in the relations of the Seller with any sales agent, sales representative, sales distributor or salaried employee of the Seller. Neither the Seller nor DSI has received any written notice or, to the knowledge of the Seller, any other notice, of any material dispute, of any kind, between the Seller and any of its significant suppliers or any written notice of any material dispute between the Seller and any of its significant customers and none of its significant suppliers or significant customers has, either in writing or otherwise, advised the Seller or DSI that it intends to cease its purchases from or sales to the Seller. For purposes of this Section 2.8, "significant customers" and "significant suppliers" shall mean the ten largest customers or suppliers based on revenues from products sold to, or purchased from, the Seller.

      2.9. Compliance with Laws. Except as set forth on Schedule 2.9, the Seller is in compliance, in all material respects, with all foreign, federal, state or local statutes, laws, regulations and orders including, but not limited to, all health, labor, employment, environmental, fire, safety, pollution, zoning and building laws and ordinances with respect to the operation, ownership and affairs of the Business. The Seller has received no written or, to the knowledge of the Seller or DSI, other notice that the Acquired Assets do not comply, in any material respect, with all applicable federal, state or local laws, regulations and standards, and there are no judgments, orders, writs, notices, decrees or injunctions of any court, governmental commission, regulatory body, department, board, agency or instrumentality, domestic or foreign, presently in effect issued against the Seller with respect to the Business or the products or services of the Business, including any such orders or notice relating to environmental or occupational health or safety matters.

      2.10. Governmental Licenses and Permits. Schedule 2.10(a) hereto specifically identifies all licenses, permits and variances, including those relating to environmental matters (collectively, the "Permits") from any federal, state, local or municipal authority (each a "Governmental Authority" and collectively, "Governmental Authorities") relating in whole or in part, or directly or indirectly, to the Business of the Seller, to which the Seller is a party or pursuant to the terms of which the Seller or its properties and assets may be bound. The Seller possesses all Permits necessary in accordance with applicable law with respect to the Business. All of the Permits are in full force and effect, the Seller is not is in violation of any of the Permits and no proceeding is pending or, to the knowledge of the Seller or DSI, threatened, to revoke or limit in any way any such Permit. Except as set forth in Schedule 2.10(b), the consummation of the transaction contemplated hereby will not result in a violation or termination of any of the Permits.

      2.11. Insurance. The Seller has provided the Purchaser with true, complete and correct copies of all non-employee benefit related insurance policies or fidelity or surety bonds maintained by or on behalf of the Seller with respect to the Business. Except as set forth on Schedule 2.11, all such insurance policies are in full force and effect and will remain in effect to the Closing (as hereinafter defined), and no written or other notification of cancellation or non-renewal of any such insurance policies has been received.

      2.12 Patents and Trademarks. The Seller does not own any patents, patent applications, trademarks, service marks, tradenames, copy-rights, know-how or trade secrets, applications for registration thereof, licenses or rights, and no such rights are necessary to the present conduct of the Business. To the knowledge of the Seller and DSI, the Business is being carried on without conflict with trade secrets, registered patents, patent applications, licenses, trademarks, service marks, copyrights, business names or tradenames of others. There is no claim or, to the knowledge of the Seller or DSI, threatened claim alleging any violation by the Seller in the course of conducting the Business of any trade secret or secrets of others, nor has the Seller misappropriated trade secrets of any other person or entity in connection with or in any way related to the Business. No employee of the Seller is obligated pursuant to the terms of any contract, agreement or understanding or subject to any other obligation, judgment, decree or order of any court or administrative agency that would interfere with the use of the technology included in the current products and processes of the Seller or the Business. No employee of the Business has executed a proprietary information, secrecy, non-disclosure, confidentiality or like agreement with the Seller.

      2.13. Employees. Schedule 2.13(a) is a list of all employment, compensation (including any "golden parachute," severance or similar agreements), confidentiality, non-competition, assignment of invention and consulting agreements or arrangements currently in effect by and between the Seller and any person who is now employed or engaged by the Seller, whether written or oral, and a list of each current employee of the Seller. The Seller is not in default with respect to any obligation to any of its employees, including but not limited to those under the instruments or arrangements noted on Schedule 2.13(a), and the Seller has no outstanding commitment or agreement to effect any general wage or salary increase or bonus or any increase in fringe benefits for any of its employees. The Seller has not made any agreement or arrangement with, or promise to, any director, officer, employee or shareholder of the Seller regarding future compensation or payments or fringe benefits of any kind except as specifically noted on Schedule 2.13(a).

      2.14. Litigation and Claims. Other than as set forth on Schedule 2.14(a), there has not been, at any time in the two (2) year period ending on the date hereof, and is not now, any action, suit, claim, proceeding, investigation, order, ruling, judgment, notice or decree in any court or by, or before, any Governmental Authority or before any arbitrator, or otherwise, of any kind, pending or, to the knowledge of Seller or DSI, threatened against the Seller or to which the Seller is a party or by which the Acquired Assets are bound.

      2.15.  INTENTIONALLY OMITTED

      2.16. Taxes. Other than as set forth on Schedule 2.16(a), all required federal, state and local tax returns of the Seller required to have been completed and filed for all taxable years up to and including December 31, 1996, have been filed and all payments shown thereon to be due and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable have been timely paid. The federal, state and local tax returns filed by the Seller accurately reflect the income, credits, deductions and losses of the Seller with respect to which such filing was made. The Seller has paid, or fully reserved for payment on its books and records, all required property, sales, excise and ad valorem taxes owed for, or attributable to, all periods prior to, the date hereof.

      With respect to the Business, other than as set forth on Schedule 2.16(b): (i) there is no (nor has there been any request for) agreement, waiver or consent providing for an extension of time with regard to the assessment of any tax, levy or impost with respect to the Seller and no power of attorney granted by the Seller with respect to any tax matters;
(ii) there is no investigation, audit, claim, demand, deficiency, or additional assessment pending or, to the knowledge of Seller or DSI, threatened against, or with respect to, any tax, duty, levy or impost nor is there any factual or legal basis therefore; and (iii) the Seller is not a party to, is not bound by, or has no obligation under any tax sharing, tax indemnity or similar agreement.

      2.17. Customer Lists. Except as set forth on Schedule 2.17, the Seller has the right to use, free and clear of any claims or rights of others, all of the customer and mailing lists owned or used by the Seller.

      2.18. Brokers or Finders. The Seller is not obligated, directly or indirectly, to any person for investment banking, brokerage or finders' fees, agents' commissions or any similar charges in connection with this Agreement or the transaction contemplated hereby.

      2.19. Transactions with Affiliates. Schedule 2.19 includes a list of all outstanding loans made by the Seller to any employee of the Business.

      2.20. Company Products. Except as set forth on Schedule 2.20, there are no statements, citations or decisions issued by any Governmental Authority within the past five (5) years that any product manufactured, marketed or distributed by the Business (a "Company Product") is, in whole or in part, defective or fails to meet any standard promulgated by any such Governmental Authority or Underwriters' Laboratories, Inc.

      2.21. Books and Records. The books and records of the Business accurately reflect, in all material respects, the business, operations and affairs of the Business, including but not limited to the accurate and timely reflection thereon of any and all material transactions between the Seller and any of its shareholders, officers, directors or affiliates, including DSI.

      2.22. Employee Benefit Plans. Schedule 2.22(a) is a true and complete list of all pension, retirement, disability, medical, dental or other health, life insurance or death benefit, profit sharing, deferred compensation, vacation, sick, holiday or other paid leave, severance and fringe benefit plans or arrangements (the "Plans") maintained, or contributed to, by the Seller with respect to past or present employees of the Seller or an ERISA Affiliate (as hereinafter defined) or their dependents or other affiliated parties, including but not limited to any "employee benefit plans" (as defined in Section 3(3) of ERISA), welfare plans and pension plans (as defined in Sections 3(1) and 3(2), respectively, of ERISA) employment contracts which are maintained by the Seller or an ERISA Affiliate (as hereinafter defined) in respect of, or which otherwise cover, any current or former employees of the Seller and any eligible beneficiaries and contingent beneficiaries of said current and former employees. For purposes of this Agreement, an "ERISA Affiliate" means each trade or business (whether or not incorporated) which, together with the Seller would be treated as a single employer under Sections 4001(b)(l) or 4001 (a)(14) of ERISA or Sections 414 (b), (c), (m), (n) or (o) of the Internal Revenue Code of 1986, as amended (the "Code").

      2.23. Compliance with Various Laws. Except as set forth on Schedule 2.23(a), each of the Plans and any related trust agreement, annuity contract, insurance contract or funding instrument, is currently, and has been in the past, in compliance in all material respects with all applicable laws, orders, notices, rules and regulations including, but not limited to, ERISA and the Code. Each of the Plans which is an "employee benefit pension plan," as defined in Section 3(2) of ERISA, and which is intended to be a qualified plan under Code Section 401(a), and any related trust called for under the Code which is intended to be exempt from tax under Code Section 501(a), has been issued a favorable determination letter by the Internal Revenue Service of the Department of the Treasury (the "Service") and no event has occurred or condition exists which could adversely affect such determination letter, except as otherwise set forth on Schedule 2.23(a). Except as set forth on Schedule 2.23(b), all material reports, notices, descriptions and applications relating to the Plans required by any law, ordinance, rule, regulation or government agency have been timely filed and/or distributed as required thereby. Except as set forth on Schedule 2.23(c), all contributions required to be made by the Plans on or before the date hereof have been, and all contributions required to be made before the Closing, with respect to such Plans under the terms of such plans, ERISA, the Code or by contract or other applicable law and all insurance premiums will be timely paid. Except as set forth in Schedule 2.23(c), there are no claims for benefits under any employee benefit plan, nor will there be, as of the Closing, any such claim other than to the extent either funded under a related trust, annuity contract, insurance contract or funding instrument or fully and completely reserved against on: (i) the books and records of the Seller at the close of business on the business day next preceding the Closing; or (ii) the Initial Balance Sheet. With respect to each of the Plans, neither the Seller, nor, to the knowledge of the Seller and DSI, any Plan fiduciary, has engaged in any material transaction in violation of
Section 406(a) or (b) of ERISA (for which no exemption exists) or any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists). Neither the Seller nor DSI has any knowledge of any pending or threatened claims or lawsuits with respect to any of the Plans.

      2.24. Excise Tax Liability. Neither the Seller nor any of its ERISA Affiliates has any excise tax liability under Code Sections 4971, 4972, 4976, 4979 or 4980B, and neither the Seller nor DSI is aware of any circumstances which would give rise to such excise tax liability.

      2.25 Certain Exclusions. Purchaser has made due diligence investigations in respect of Seller's Assets and Purchaser is concurrently herewith entering into the Management Services Agreement to manage the Business. No representation or warranty is made hereunder as to any matter on which Purchaser has actual knowledge. Except as set forth in Section 4.3, Seller shall have no liability in respect of representations or warranties made under this Agreement, it being understood that the sole consequence of any misrepresentation or breach of warranty shall be the resulting right of Purchaser, in accordance with the provisions of Section 9.16, not to close the transactions contemplated hereby. In no event shall any fact or circumstance which arises from any act or omission by Purchaser ,under the Management Services Agreement or otherwise, constitute a breach of a representation or warranty hereunder. Seller makes no representation or warranty whatsoever except as expressly set forth in this Agreement. Seller shall be deemed to have "knowledge" only of matters known to Mark Hanson or John Bulman.

                                 ARTICLE III

Representations and Warranties of the Purchaser.

      The Purchaser and Genco hereby jointly and severally warrant to the Seller as follows:

      3.1. Organization and Authority. Each of Genco and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The copy of the articles of incorporation, and by-laws of each of Purchaser and Genco attached hereto as
Schedule 3.1 is complete and correct, and there are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or threatened against the Purchaser or Genco.

      3.2. Absence of Conflict. Neither the execution nor delivery by the Purchaser or Genco, the compliance by the Purchaser or Genco with the terms and conditions of this Agreement nor the consummation by the Purchaser or Genco of the transactions contemplated hereby will (i) conflict with any of the terms, conditions or provisions of the articles of incorporation, like constituent instruments, regulations or other constituent instruments of the Purchaser or Genco, (ii) violate any provision of, or require, other than as set forth on Schedule 3.2, any consent, authorization or approval under any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, the Purchaser or Genco or (iii) conflict with, result in a breach of, constitute a default or event of default under (whether by notice or lapse of time, or both) or accelerate, or permit the acceleration of, the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien, lease, agreement or instrument to which the Purchaser or Genco is a party or by which the Purchaser or Genco may be bound.

      3.3. Power and Authority. Each of the Purchaser and Genco has the power to execute, deliver and carry out the terms and provisions of this Agreement in accordance with its terms. This Agreement has been duly authorized, executed and delivered by the Purchaser and Genco and constitutes a valid and binding obligation of the Purchaser and Genco enforceable in accordance with its terms.

      3.4. Sufficient Funds. The Purchaser has, and will have as of the Closing (as hereinafter defined), the financial capability to purchase the Acquired Assets and satisfy the Assumed Liabilities on the terms and conditions contained in this Agreement. The financial information regarding the Purchaser and Genco heretofore provided to the Seller or DSI accurately reflects, in all material respects, the financial condition of the Purchaser.

      3.5. Brokers or Finders. The Purchaser is not obligated, directly or indirectly, to any person for investment banking, brokerage or finders' fees, agents' commissions or any similar charges in connection with the Agreement or the transactions contemplated hereby.

      3.6. Certain Exclusions. Seller and DSI made due diligence investigations in respect of Purchaser and Seller is concurrently herewith entering into the Management Services Agreement to engage Purchaser to manage the Business. No representation or warranty is made hereunder as to any matter on which Seller or DSI has actual knowledge. Except as set forth in Section 4.3, Purchaser shall have no liability in respect of representations or warranties made under this Agreement, it being understood that the sole consequence of any misrepresentation or breach of warranty shall be the resulting right of Seller and DSI, in accordance with the provisions of Section 9.16, not to close the transactions contemplated hereby. In no event shall any fact or circumstance which arises from any act or omission by Seller or DSI ,under the Management Services Agreement or otherwise, constitute a breach of a representation or warranty hereunder. Purchaser makes no representation or warranty whatsoever except as expressly set forth in this Agreement. Purchaser shall be deemed to have "knowledge" only of matters known to Herbert S. Shear or Larry Schoeneberger.

                                 ARTICLE IV

Covenants of the Seller and DSI

      The Seller and DSI hereby jointly and severally covenant and agree as follows:

      4.1. Confidentiality. From and after the date hereof and until the termination of this Agreement pursuant to Section 9.16 hereof, the Seller and DSI will hold in confidence, and will cause all of its affiliates to hold in confidence, all knowledge or information of a confidential nature which is related to the Business (including, but not limited to, customer lists and intellectual property rights) and not disclose, publish or use the same provided, however, that the foregoing restrictions shall not apply to any portion of the foregoing which (a) becomes generally available to the public, in any manner or form, through no fault, action or omission of the Seller or DSI, (b) is independently developed by the Seller or DSI if they previously had not had any access to the foregoing knowledge or information,
(c) is released for disclosure, with Purchaser's express prior written consent, (d) is required to be disclosed by a Governmental Authority or otherwise required by law or in order to establish rights under this Agreement or any other agreements referred to herein or (e) is necessary to be disclosed in order to comply with applicable law. In the event of any such disclosure, the Seller and DSI shall furnish to the Purchaser as much advance notice with respect thereto as is reasonably possible in order that the Purchaser may seek a protective order with respect to disclosure or take such other and further action as may, in the opinion of the Purchaser, be considered by the Purchaser to be desirable in order to preclude or limit disclosure thereof.

4.2.  Non-Competition.

      (a) From and after the Closing (as hereinafter defined), and for the next succeeding five (5) years (the "Restricted Period"), neither Seller nor DSI, nor any subsidiary or affiliate of the Seller or DSI, shall, directly or indirectly, or in whole or in part, (i) engage in the business of computer refurbishment and distribution or computer return management in North America, South America and Western Europe (the "Competitive Activity") or (ii) become interested in any person engaged in such Competitive Activity in any capacity including, but not limited to, as a partner, shareholder, principal, agent, representative, supplier, trustee, employee or consultant; provided, however, that the foregoing shall not prohibit either the Seller or DSI or any subsidiary or affiliate thereof from owning up to 2% of the issued and outstanding capital stock of any corporation whose shares are listed for trading on the, the New York Stock Exchange, the American Stock Exchange, NASDAQ National Market or other publicly recognized stock exchange.

      (b) From and after the Closing, until the third anniversary thereof, neither Seller nor DSI shall, without the express prior written consent of the Purchaser, directly or indirectly, hire or employ or engage as independent contractor any present employee of the Seller or DSI, with respect to the Business, or directly or indirectly hire or encourage, in any way, any employee of the Purchaser or the Business hired by the Purchaser to leave such employment.

      From and after the date of this Agreement until the earlier to occur of the Closing or the 180th day after the termination of this Agreement, neither Purchaser nor Genco nor any of their affiliates will directly or indirectly (i) disclose or use any confidential or proprietary information regarding Buyers of the products and services offered by the Business, or
(ii) conduct any business whatsoever with any Buyer or (iii) hire or otherwise retain any person who was at any time during the one-year period preceding the date of this Agreement an employee or consultant to Seller; provided, however, that this clause (iii) shall be void and have no further effect in the event of a termination of this Agreement pursuant to the second paragraph of Section 9.16(c) hereof. Except as provided in this paragraph, GMC and its affiliates shall have no other obligations to Datatrend with respect to confidentiality and non-competition.

      (c) The parties hereto acknowledge that any breach or threatened breach of any of the covenants contained herein would cause irreparable harm to the aggrieved party and that money damages would not, alone, provide an adequate remedy to the aggrieved party. The aggrieved party shall have all of the rights and remedies available under law, or in equity, to a party enforcing any such covenants, each of such rights and remedies to be independent of the other and severally enforceable including, but not limited to, the right to have such covenants enforced by any court of competent jurisdiction including, but not limited to, through temporary injunctive relief, temporary restraining order and/or permanent injunctive relief, all without requirement for the posting or provision of any bond or other security, which requirements are hereby expressly waived by the Seller and DSI. No violating party, nor any affiliate or subsidiary thereof, shall raise as a defense to the granting of any such relief that the person requesting any such relief has an adequate remedy at law.

      (d) Each of the parties hereto acknowledges and agrees that the covenants set forth herein are reasonable in duration and scope and in all other respects. If any court determines that any such covenants, or any part thereof, are invalid or unenforceable, the remaining covenants shall not thereby be affected and they shall be given full effect, without regard to the invalid portions. If any court determines that all or any part of the covenants contained herein are unenforceable because of the duration or scope of such provision, such court is requested to reduce the duration or scope of such provision, as the case may be, so that, in its reduced form, such provisions shall then be enforceable.

      (e) The parties hereto intend to and do hereby confer jurisdiction to enforce the covenants contained herein upon the courts of any jurisdiction within the United States. If the courts of any one or more of such jurisdictions hold such covenants unenforceable by reason of the breadth of their scope, or otherwise, it is the intention of the parties that such determination not preclude, or in any way affect, the right of the Purchaser to the relief provided above in the courts of any other jurisdiction within the United States as to breaches of such covenant in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable and independent covenants.

      4.3. Indemnification of the Purchaser. From and after the Closing (as hereinafter defined), the Seller and DSI shall jointly and severally indemnify, defend and hold harmless the Purchaser, and its affiliates, officers, directors, agents, representatives and employees (hereinafter collectively referred to as the "Purchaser Indemnified Parties"), from and against any and all liabilities, loss, cost, damage, expense, fines or penalties (including, but not limited to, the reasonable fees, costs and expenses of counsel incurred by the Purchaser with respect to the investigation of any breaches of warranties, representations or covenants of the Seller or DSI or of any Retained Liabilities) arising, in whole or in part, out of (i) any misrepresentation or breach of any representation or warranty of the Seller or DSI under Section 2.3, the first sentence of
Section 2.5, and Section 2.16, (ii) the failure of the Seller or DSI to comply with any of the covenants or agreements of the Seller or DSI contained herein, (iii) the benefit plans and other benefits of employees of the Seller or DSI up to and including the Closing Date (as hereinafter defined) and (iv) any Retained Liabilities (each a "Loss").

      4.4. Accounts Receivable. Except for receivables which are not included in the Acquired Assets, from and after the Closing (as hereinafter defined), the Seller does hereby agree to remit, or cause to be remitted, free and clear of any liens, claims, charges or encumbrances, of whatever nature, to the Purchaser, or as may be directed by the Purchaser, any and all payments received by or on behalf of the Seller with respect to products or services of the Business which were sold or rendered prior to the Closing (as hereinafter defined), within five (5) days of receipt thereof by the Seller, or any financial or other intermediary by or on behalf of the Seller. Any such sum not so received by the Purchaser within five (5) days of receipt therein by the Seller shall bear interest, until so received by the Purchaser, from and after such fifth day after receipt by the Seller, at the prime rate as may be announced from time to time by National City Bank (the "Prime Rate"), plus three percent (3%). The foregoing provision shall not apply to the Returned Assets (as hereinafter defined).

      If, within thirty (30) days following the Closing, the Purchaser has been unable to liquidate certain of the Acquired Assets (consisting only of Accounts or Inventory) by such date and does not wish to take any further action to liquidate, the Purchaser shall notify the Seller in writing and shall assign and transfer such assets back to the Seller (the "Returned Assets"). The Purchaser shall thereafter have no further right, title or interest in and to the Returned Assets or the proceeds thereof, all of which shall belong exclusively to the Seller.

      4.5. Permits. The Seller, prior to the Closing, will complete the appropriate applications for transfer of the Permits which are transferable and to take any other action which may be necessary or appropriate or which may be reasonably requested by the Purchaser to effect, prior to the Closing (as hereinafter defined), the transfer of the Permits and the Environmental Permits. The foregoing provisions

      4.6. Change of Name. Immediately following the Closing (as hereinafter defined) the Seller shall change its name to a name not similar in any way to Datatrend and shall thereupon promptly advise, the Purchaser in writing that the same has been accomplished and provide a copy of all significant documentation with respect thereto to the Purchaser.

      4.7. Vesting in Datatrend Pension Benefit Plans. Each employee of Datatrend shall be fully vested in his or her accrued benefit under each of the Plans listed on Schedule 2.28(a) which is an employee pension benefit plan, within the meaning of Section 3(2) of ERISA, upon the Closing Date and the Seller shall amend each such pension benefit plan as necessary to vest such employees as of the Closing Date.

      4.8. Operation of Business Prior to the Closing Date. From and after the date of the Agreement and until the Closing (as hereinafter defined) the Seller shall, absent the express prior written consent of the Purchaser, (i) not pay any dividend or other distribution of any kind, whether directly or indirectly, to its stockholder;(ii) maintain insurance against loss to the properties and assets of and such other insurance with respect to their properties and assets as has heretofore been maintained; (iii) not permit the Business to sell (other than sales in the ordinary course of business consistent with this Agreement), dispose of or encumber or enter into any agreement for the sale, disposition or encumbrance of all, or any part of, the properties or assets of the Business, except for the Permitted Liens;
(iv) not to enter into any employment contract or increase any employees compensation other than in accordance with the terms of this Agreement; (v) not acquire or agree to acquire by merging or consolidation with, or by purchasing any substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association, or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practice and the Agreement; (vi) comply with all foreign, federal, state, and local laws, ordinances, rules, regulations and orders applicable to the Business and to the conduct of its business; (vii) immediately advise the Purchaser, in writing, of the threat or commencement of any dispute, claim, action, suit, proceeding, arbitration or governmental investigation against the Seller; (viii) not enter into any new real property leases or extend existing real property leases, except on a month-to-month basis; (iv) seek to continue to maintain existing business relationships with suppliers and customers to the extent that such relationships are beneficial to the Business; (v) keep its books of account, records and files in the ordinary course and in accordance with existing practices; and (vi) not commit itself to take, or omit to take, any action volatile, directly or indirectly, or in whole or in part, of this Agreement.

      4.9. Best Efforts. The Seller and DSI shall use their best efforts to satisfy the conditions precedent contained in Sections 7.1 and 7.2. In addition, the Seller shall use their reasonable best efforts to cooperate in promptly providing to the Purchaser information reasonably requested by the Purchaser in connection with its due diligence inquiries and in preparing the Proxy Statement (as hereinafter defined).

      4.10 Insurance. From and after the Closing, Seller and DSI shall maintain directors and officers liability insurance for the benefit of Mark
A. Hanson, upon such terms and in such amounts as were in effect immediately prior to the Closing until the first anniversary of the Closing.

                                  ARTICLE V

Covenants of the Purchaser and Genco

      The Purchaser and Genco jointly and severally covenant and agree as follows:

      5.1. Best Efforts. The Purchaser and Genco shall use its reasonable best efforts to satisfy the conditions precedent contained in Section 6.4. In addition, each of the Purchaser and Genco shall use its reasonable best efforts to cooperate in promptly providing to the Seller information requested by the Seller for the purpose of preparing the Proxy Statement (as hereinafter defined).

                                 ARTICLE VI

Additional Agreements

      Section 6.1.  Access to Information.

      (a) The Seller and DSI shall afford to the Purchaser and its accountants, counsel, financial advisors and other representatives (the "Purchaser Representatives"), full access during normal business hours throughout the period prior to the Closing to all of their respective properties, books, contracts, commitments and records (including, but not limited to), and, during such period, shall furnish promptly to the Purchaser and the Purchaser Representatives: (i) a copy of each report, schedule and other document filed or received by any of them with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on their respective businesses, properties or personnel; and (ii) such other information concerning their respective businesses, properties and personnel as the Purchaser or the Purchaser Representatives, shall reasonably request; provided that no investigation pursuant to this Section 6.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated hereby.

      (b) The Seller and DSI shall promptly advise the Purchaser in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Seller or DSI.

      Section 6.2. Proxy Statement. The parties acknowledge and agree that this Agreement and the transactions contemplated hereby shall be submitted to the stockholders of DSI for their approval as provided in Section 6.3 of this Agreement. In connection with the solicitation of proxies from DSI's stockholders for such approval, DSI shall prepare and file with the SEC as soon as is reasonably practicable after the date hereof (and in no event later than September 30, 1997), a proxy statement prepared in accordance with Section 14(a) of the Exchange Act and Regulation 14A thereunder (the "Proxy Statement"). DSI shall provide the Purchaser with the opportunity to review and comment upon those sections of the Proxy Statement that pertain to the Purchaser or the transactions contemplated by this Agreement before it is filed with the SEC. The information provided and to be provided by DSI and the Seller for use in the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading as of the date thereof and in light of the circumstances under which given or made. Prior to the date of approval of the transactions contemplated hereby by the stockholders of DSI, each of DSI and the Seller shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of DSI to the extent required by applicable law.

      Section 6.3. Stockholders' Approval. DSI shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and, subject to the fiduciary duties of the Board of Directors of DSI under applicable law, shall use its reasonable best efforts to obtain stockholder approval and adoption (the "DSI Stockholders' Approval") of this Agreement and the transactions contemplated hereby. Such meeting of stockholders shall be held as soon as permissible following the date upon which the Proxy Statement has been cleared by the SEC and the definitive Proxy Statement has been filed with the SEC in accordance with Regulation 14A promulgated by the SEC under the Exchange Act. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, DSI shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement. DSI (i) acknowledges that a breach of its covenant contained in this Section 6.3(a) to use its best efforts to convene a meeting of its stockholders and call for a vote thereat with respect to the approval of this Agreement and the transactions contemplated hereby will result in irreparable harm to the Purchaser which will not be compensable in money damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the Purchaser for a breach of such covenant.

      Section 6.4.  Agreement to Cooperate.

      (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions, and to lift any injunction or other legal bar to the transactions contemplated hereby (and, in such case, to proceed with such transactions as expeditiously as possible); subject, however, to the requisite vote of the stockholders of DSI. Reference is made to Section 9.3 for certain limitations on the operation of this Section.

      (b) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, each party shall have the right, at its own expense, to participate therein, and no other party will settle any such litigation without the consent of each party hereto, which consent will not be unreasonably withheld.

      Section 6.5. Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation; however, DSI shall be permitted to issue such public statements as are required by applicable laws, including, but not limited to, a report on Form 8-K, and shall promptly furnish to the Purchaser a copy of any such public statements.

      Section 6.6. Notification of Certain Matters. Each of the Seller, DSI and the Purchaser agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy:
(i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date; and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                 ARTICLE VII

Conditions of Closing

      The respective obligations set forth herein of the Seller and the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date (as hereinafter defined), in the case of the obligations of the Purchaser, of the conditions set forth in Sections 7.1 and 7.2 and, in the case of the obligations of the Seller, of the conditions set forth in Sections 7.1 and 7.3.

      7.1.  Conditions to Obligation of Seller and Purchaser.

      (a) No Orders. There shall be in force no order or decree restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated by this Agreement.

      (b) No Litigation. There shall not be instituted or pending any action, proceeding, investigation, application or counterclaim by or before any Governmental Authority or any court: (i) challenging or seeking to make illegal, delay or otherwise directly or indirectly restrain or prohibit the Purchaser's acquisition of all, or any portion of, the Acquired Assets; or
(ii) seeking to prohibit or limit the ownership or operation by the Purchaser of any portion of the business or assets of the Seller comprising the Acquired Assets.

      (c) Consents and Approvals. Any and all consents, orders, permits, licenses, qualifications, authorizations or approvals from any and all Governmental Authorities and any other third parties required for the consummation of the transactions pursuant to this Agreement shall have been duly obtained.

      (d) DSI Stockholders' Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of DSI under applicable law.

      7.2.  Condition to Obligations of the Purchaser.

      (a) Representations and Warranties of the Seller and DSI; Performance of Covenants. The representations and warranties of the Seller and DSI shall be true and correct in all material respects when made and as of the Closing (as hereinafter defined) with the same force and effect as though made at and as of such date. The Seller and DSI shall have complied in all material respects with all covenants and conditions contained herein required to be performed or complied with by the Seller and DSI at or before the Closing (as hereinafter defined).

      (b) Opinion of Counsel for the Seller and DSI. Purchaser shall have received from counsel to the Seller and DSI, an opinion, dated the Closing Date (as hereinafter defined), in the form attached hereto as Exhibit 1 hereto.

      (c) Permits, Consents. Any and all consents by Governmental Authorities or third parties that are required for the consummation of the transactions contemplated hereby will have been obtained, in form reasonably satisfactory to the Purchaser.

      (d) Title. On the Closing Date (as hereinafter defined) the Purchaser shall receive evidence satisfactory to the Purchaser that the Acquired Assets are free and clear of any and all Liens, (except for Permitted Liens).

      (e) Settlement of Accounts. Purchaser shall have received evidence or assurance satisfactory to Purchaser, in its sole discretion, of the settlement or compromise of those accounts payable of Seller set forth on
Schedule 7.2 hereto.

      (f) Employment Agreement. The Seller and Mark A. Hanson shall have terminated the employment agreement, dated as of January 30, 1995, by and between the Seller and Mr. Hanson, and the Seller and DSI shall have released Mr. Hanson from all obligations under said agreement, including specifically those provided in Section 5 of the employment agreement, pursuant to a release satisfactory in form and substance to the Purchaser (the "Hanson Release"). Purchaser and Mark A. Hanson hereby agree at the Closing to execute and deliver an employment agreement in form satisfactory to the Purchaser ("Employment Agreement"), which shall provide, among other things, for the purchase by the Purchaser from Mr. Hanson of the shares of common stock of DSI owned by Mr. Hanson at the time of the Closing. Purchaser hereby agrees to contribute such shares of DSI common stock to DSI immediately following the Closing.

      7.3.  Conditions to Obligations of the Seller and DSI.

      (a) Representations and Warranties of the Purchaser; Performance of Covenants. The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects when made and as of the Closing Date (as hereinafter defined) with the same force and effect as though made at and as of such time. The Purchaser shall have complied in all material respects with all covenants and conditions contained herein required to be performed or complied with by the Purchaser at or before the Closing Date (as hereinafter defined).

      (b) Opinion of Counsel for the Purchaser. The Seller and DSI shall have received from Thorp Reed & Armstrong, counsel for the Purchaser, an opinion, dated the Closing Date (as hereinafter defined), in the form attached hereto as Exhibit 2.

      7.4. Permits, Consents, etc. Any and all consents relating to agreements and the transactions contemplated hereby and required to be obtained by the Seller or DSI on or before the Closing Date (as hereinafter defined), pursuant to this Agreement shall have been duly obtained, in form reasonably satisfactory to the Purchaser.

      7.5 Fairness Opinion. Seller shall have received the opinion of its investment banker that the transaction contemplated hereby is fair to the shareholders of DSI.

                                ARTICLE VIII

The Closing

      The Closing shall be held at the offices of Thorp Reed & Armstrong, One Riverfront Center, Pittsburgh, Pennsylvania 15222, as soon as is possible after the satisfaction of all conditions precedent or at such other time or place as may be reasonably agreed upon by the Purchaser, the Seller and DSI (herein referred to as the "Closing" or the "Closing Date").

      8.1. Documents to be delivered by the Seller and DSI. In addition to, and without limiting any of the other provisions of this Agreement, the Seller agrees to deliver to the Purchaser at the Closing:

      (a)  the opinion of counsel consistent with Section 7.2(b) hereof;

      (b) a bill of sale in the form attached hereto as Exhibit 3 and such and other instruments of conveyance as are, in the opinion of counsel for the Purchaser, necessary and desirable in order to effect transfer of the Acquired Assets to Purchaser;

      (c) a certificate, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 7.2(a), signed by the President and Secretary of each of the Seller and DSI in the form attached hereto as Exhibit 4.

      (d) all governmental, administrative or regulatory consents and approvals required pursuant to the terms hereof;

      (e)  the Hanson Release; and

      (f) such other consents, approvals, agreements, certificates and documents as the Purchaser or its counsel may reasonably request.

      8.2. Documents to be delivered by the Purchaser. In addition to, and without limiting any of the other provisions of the Agreement, the Purchaser agrees to deliver to the Seller and to take the following action at the
Closing:

      (a)  opinion of counsel consistent with Section 7.3(b) hereof;

      (b)  the Purchase Price to DSI in accordance with Section 1.4 hereof;

      (c) an instrument of assumption with respect to the Assumed Liabilities in the form attached hereto as Exhibit 5;

      (d) a certificate, dated at the Closing Date, certifying to the fulfillment of the conditions set forth in Section 7.3(b), signed by the President and Secretary of the Purchaser in the form of Exhibit 6;

      (e) all governmental, administrative or regulatory consents and approvals required pursuant to the terms hereof;

      (f)  the Employment Agreement; and

      (g) such other consents, approvals, agreements, certificates and other documents as the Seller, DSI or their counsel may reasonably request.

                                 ARTICLE IX

Miscellaneous

      9.1. Further Assurance. From time to time, at the Purchaser's request (whether at or after the Closing Date), and without further consideration, the Seller will execute and deliver such further instruments of conveyance and transfer as the Purchaser may reasonably request in order to assist the Purchaser in the collection or reduction to possession of any of the Acquired Assets. From and after the Closing, the Purchaser shall be constituted as the true and lawful attorney of the Seller, with full power of substitution, in the name of the Seller but for the benefit and at the expense of the Purchaser, (i) to collect for the account of the Purchaser all items to be sold or transferred or intended to be sold and transferred to the Purchaser as provided herein and, (ii) to institute and prosecute all proceedings which the Purchaser may reasonably deem necessary in order to collect or enforce any right or title of any kind in or to the Acquired Assets and to defend or compromise any and all actions, suits or proceedings in respect of any of the Acquired Assets.

      9.2. Survival. Except as otherwise provided in this Section 9.2, the representations and warranties of the parties contained herein, or any document, statement or certificate furnished, or to be furnished, to any party in connection with and pursuant to the Agreement shall terminate effective upon the Closing. Notwithstanding the foregoing, (i) those representations and warranties contained in Sections 2.3 and the first sentence of Section 2.5 shall survive forever the Closing and (ii) those representations and warranties relating to the tax liability of the Seller or DSI with respect to the Business (which include, without limitation, of the generality of the foregoing, Section 2.16 hereof) shall survive the Closing until the expiration of the applicable statute of limitations periods.

      9.3. Expenses. (a) Except as hereinafter provided, the Seller and DSI will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by either the Seller or DSI. The Purchaser will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser.

      (b) Notwithstanding anything to the contrary provided herein, the Purchaser agrees that it shall pay the following costs and expenses:

            (i) legal fees payable to counsel to the Seller and DSI in connection with the negotiation of this Agreement and the Management Services Agreement, based upon actual time and disbursements expended by such counsel, up to a maximum of $30,000, which fees are to be paid as monthly invoices are rendered by such counsel;

            (ii) legal fees payable to counsel to the Seller and DSI in connection with the preparation of the Proxy Statement, based on actual time and disbursements expended by such counsel, until this Agreement is terminated as provided in Section 9.16 hereof, which fees are to be paid as monthly invoices are rendered by such counsel; and

            (iii) fees of an investment banker or other financial advisor to the Seller and DSI relating to the preparation and rendering of a fairness opinion with respect to the transactions contemplated by this Agreement, up to a maximum of $30,000, and, if such fees are anticipated to be in excess of $30,000, the Purchaser shall not be obligated to advance the amount of such excess unless it has consented in advance to such expenditure.

The total amount of the foregoing fees and expenses advanced by the Purchaser shall be deducted from the amount of the Purchase Price to be paid by the Purchaser at Closing; provided, however, that with respect to the amount of legal fees paid pursuant to clause 9.3(a)(ii) above, only up to $137,500 of the total amount shall be so deducted. In addition, the Purchaser may, but shall not be required to, make advances to the Seller and DSI in connection with the defense of any litigation of the type described in Section 6.4 hereof. The amount of any such advances, up to a maximum of $75,000, shall be deducted from the Purchase Price paid by the Purchaser at the Closing, but any amounts in excess of $75,000 shall not be so deducted. In the event that this Agreement is terminated prior to the Closing, the Seller and DSI shall not be obligated to the Purchaser for the foregoing amounts. Notwithstanding anything contained herein to the contrary, unless advanced by Purchaser in accordance with this Section 9.3, Seller and DSI shall not be required to incur any expenses in connection with the defense of any litigation of the type described in Section 6.4 hereof.

      9.4. Notice of Proceeding. Prior to the Closing, Purchaser, Seller and DSI shall, upon becoming aware of any order or decree or any complaint praying for an order or decree restraining, enjoining or seeking substantial damages in connection with the consummation of this Agreement or the transactions contemplated by this Agreement, or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute a suit or proceedings restraining or enjoining, the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions, if consummated, promptly notify the other party hereto, in writing, of such order, decree, complaint or notice.

      9.5. Governing Law. The Agreement shall be governed by, and construed in accordance with the internal laws, and not the law of conflicts, of the Commonwealth of Pennsylvania.

      9.6. Entire Agreement, Modification and Waiver. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as may be set forth herein. To the fullest extent permitted by applicable law, unless otherwise expressly provided herein, no supplement, modification, waiver or termination of the Agreement shall be binding unless executed, in writing, by the parties to be bound thereby. No waiver of any provision of the Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      9.7. Notices. All notices, consents, requests, reports, demands or other communications hereunder shall be in writing and may be delivered personally, by registered or certified mail or by facsimile transmission. If to Purchaser:

      Herbert S. Shear
      President and Chief Executive Officer
      Genco Management Company
      100 Papercraft Park
      Pittsburgh, Pennsylvania 15238
      Fax Number:  (412) 826-0856

With a copy to:

      James K. Goldberg, Esq.
      Thorp, Reed & Armstrong
      One Riverfront Center
      Pittsburgh, Pennsylvania 15222-4895
      Fax Number:  (412) 394-2555

If to the Seller or DSI:

      c/o Yitz Grossman
      Director
      Datatrend Services, Inc.
      1515 Washington Street
      Braintree, Massachusetts 02184
      Fax Number:  _________________

With a copy to:

      Oscar D. Folger, Esq.
      521 Fifth Avenue, 24th Floor
      New York, New York 10175
      Fax Number:  (212) 697-7833

or to such other address or such other person as the addressee party shall have last designated by notice to the other party. Notices given by registered or certified mail or by facsimile transmission shall be deemed to have been given three (3) days after being deposited in the mail or with the telegraph company with postage or other charges pre-paid. All other notices shall be deemed to have been given when received.

      9.8. Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

      9.9. Headings. The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

      9.10. Record Retention. The Seller and DSI hereto agree to retain, for a period of five (5) years from and after the Closing Date, and to make available to Purchaser's agents, counsel, employees or representatives, all the books, records and documents (including records with respect to accounts receivable and accounts payable) (the "Records") relating to the Seller or the Business which existed on the date preceding the Closing Date and which were in its possession. From and after the Closing Date, upon reasonable written request, the Seller shall furnish or cause to be furnished to the Purchaser and its representatives, employees, counsel and accounts access, during normal business hours and upon reasonable prior written request, the Records relating to periods prior to the Closing Date, and shall permit such persons to examine and copy at such persons' sole cost and expense, such Records to the extent reasonably requested as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms, the defense of any claim or assertion or other appropriate commercial purposes. Prior to the disposal or destruction of the records by the Seller or DSI, the Seller or DSI, as the case may be, shall notify the Purchaser and give the Purchaser an opportunity to obtain such Records.

      9.11. Indemnity Claim. After the Closing, the Purchaser, the Seller and DSI shall promptly give notice to each other after either of them obtains knowledge of any claim, obligation, liability or action for which indemnification may be sought hereunder or prompt written notice of the commencement of any legal proceeding for which indemnification may be sought hereunder, whichever occurs first, provided that the failure to give such notice shall not adversely affect any right of indemnification under the Agreement absent any material prejudice to the rights of the indemnifying party. The indemnifying party shall be entitled to control the defense of any such legal proceeding, retain counsel reasonably satisfactory to the indemnified party, at the sole expense of the indemnifying party, and the indemnified party shall cooperate with the indemnifying party in the defense of such claim and shall have the right, but not the obligation, to participate in the defense at its own expense. If the indemnifying party elects not to direct such defense, the indemnified party shall have the right, at its own discretion, to direct such defense at the indemnifying party's sole expense. The indemnifying party shall have the right to compromise or settle (for money damages only), with the indemnified party's prior written approval, any claim or litigation regarding which it is required to indemnify. If the indemnified party refuses to approve any compromise or settlement recommended by the indemnifying party which would have concluded such claim or litigation but for the indemnified party's failure to give approval, the indemnifying party's liability to the indemnified party hereunder with respect to such claim or litigation shall not exceed the amount which the indemnifying party would have paid pursuant to the proposed compromise or settlement.

      9.12.  Limitation.

      (a) The obligations to indemnify and hold harmless pursuant to Sections 4.3 and 9.2 hereof shall survive the consummation of the transactions contemplated by this Agreement, provided that no party providing indemnification hereunder shall be obligated to provide such indemnification unless such party shall have received written notice thereof from the party seeking indemnification within the applicable survival time period therefor as set forth in Section 9.2. In no event, however, shall the amount of Losses under Section 4.3 hereof as to which the Purchaser shall be entitled to indemnification exceed the total cash purchase price paid by the Purchaser pursuant to Section 1.4 hereof.

      (b) The amount of any indemnifiable Losses (including environmental indemnifiable Losses) will be net of any amount recovered by the indemnified party under insurance policies covering such indemnified party (unless such amounts received thereunder is subject to retroactive billing or recapture by the insurer). The indemnified party shall use its reasonable efforts, but shall be under no obligation to commence litigation with respect thereto, to recover any amounts available under insurance policies covering such indemnifiable Losses, shall advise the indemnifying party of the results of such efforts and make available to the indemnifying party a copy of any and all material documentation with respect to the efforts of the indemnified party with respect to this subsection and the response, or responses, of any insurance companies with respect thereto.

      9.13. Cooperation. The parties hereto agree to cooperate with one another in a reasonable manner so as to facilitate: (i) effective communications to employees of the Seller as to the treatment to be afforded to them under the various employment compensation programs and policies of the Purchaser; and (ii) the timely filing of required government reports.

      9.14. Gender and Number. Any personal pronouns used in the Agreement shall include the other gender, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

      9.15. Severability. If any provision of the Agreement or the application thereof shall be invalid, illegal or unenforceable the remainder of this Agreement shall remain in full force and effect and each court making any such determination is requested to amend such provision in order that it may, in such amended version, be enforceable.

      9.16.  Termination.

      (a) Each of the parties does hereby agree that in the event that the Closing shall not have occurred by the close of business on the first anniversary of the date of this Agreement, for any reason (time being of the essence with respect to the terms, covenants, representations and warranties herein), other than in the event that the failure to so consummate this transaction is based upon a breach by any party of its obligations under this Agreement, any party hereto may, at its sole discretion, terminate this Agreement. In addition, any party hereto may, at its sole discretion, terminate this Agreement upon the termination of the Management Services Agreement for any reason.

      (b) In addition to the foregoing rights of termination, either the Seller or DSI may terminate this Agreement in the event of: (i) a breach by the Purchaser of any material representation, warranty or covenant made by the Purchaser in this Agreement or the failure by the Purchaser to perform any material obligation of the Purchaser hereunder; or (ii) a determination by the Board of Directors of DSI or the Seller, in the good faith exercise of their fiduciary duties, that the transactions contemplated by this Agreement are not in the best interests of the Seller or DSI or the stockholders of either of them, subject to the provisions of Section 9.16(e)(i) hereof.

      (c) In addition to the right of termination set forth in Section 9.16(a) above, the Purchaser may terminate this Agreement (i) in the event of a breach by the Seller of DSI of any material representation, warranty or covenant made by the Seller or DSI hereunder or the failure of the Seller or DSI to perform any material obligation hereunder; or (ii) if, as a result of the Purchaser's due diligence inquiry with respect to the Seller and DSI, the Purchaser reasonably determines that the representations and warranties of the Seller and DSI are not true and correct in any material respect; or
(iii) if the Draft Final Balance Sheet prepared in accordance with Section
1.4 hereof shows that the Negative Amount exceeds $3,000,000; or (iv) if the Purchaser becomes aware of any potential liability under any federal, state or local law, regulation, order, decree or ordinance regulating environmental or occupational health and safety matters, which liability is significantly likely to occur, and, if occurring, would have a material adverse effect on the Business.

      In addition, the Purchaser shall have the right to terminate this Agreement immediately if (i) the Seller or DSI shall commence any cause, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to either of them, or seeking to adjudicate either of them a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to their debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for the Seller or DSI or for all or any substantial part of the assets of the Seller or DSI; or
(ii) the Seller or DSI shall make a general assignment for the benefit of creditors; or (iii) there shall be commenced against the Seller or DSI any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iv) there shall be commenced against the Seller or DSI any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (v) the Seller or DSI shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), (iii) or (iv) above.

      (d) Any party who elects to terminate this Agreement as permitted herein shall promptly notify the other parties in writing of its intention to terminate.

      (e) In the event of a termination of this Agreement as provided herein, the parties shall have no further obligations hereunder, except as follows:

            (i) In the event of a termination by the Seller or DSI pursuant to Section 9.16(b)(ii) hereunder, the Seller and DSI shall pay to the Purchaser an amount equal to all expenses incurred by the Purchaser in connection with the transactions contemplated hereby, including but not limited to those described in Section 9.3(b) hereof, plus the amounts of all Advances (as defined in the Management Services Agreement) made by the Purchaser to the Seller pursuant to the Management Services Agreement plus the sum of $1,000,000.00. Such amount shall be payable in cash or by the issuance of such number of shares of DSI common stock as would, upon such issuance, constitute a majority of the issued and outstanding common stock of DSI.

            (ii) In the event of a termination by the Purchaser or by Seller or DSI for any reason other than the applicability of Section 9.16(a) or 9.16(c)(iii) or (iv), or a breach by the Purchaser of a representation, warranty or covenant made by it hereunder, then the Seller and DSI shall reimburse the Purchaser for any amounts paid by the Purchaser to counsel to the Seller and DSI in connection with the transactions contemplated by this Agreement. Such counsel shall have no obligation or liability whatsoever to reimburse any party for any amount.

            (iii) Any amounts payable by the Seller and DSI to the Purchaser under this Section 9.16(e) shall be payable within ten (10) days after demand is made therefor by the Purchaser. Any amounts not so paid within such period shall bear interest until so paid at the Prime Rate announced by National City Bank, Pittsburgh, Pennsylvania, plus three percent (3%) and costs of collection.

      (f) Reference is made to Section 4.2 for certain confidentiality and non-compete provisions which shall apply after termination of this Agreement.

      9.17. Guaranty. By countersigning this Agreement, Genco guarantees the obligations of GMC hereunder. This is a guaranty of payment, not of collection. Datatrend shall not be required to proceed first against GMC before proceeding against Genco on this guaranty.

      9.18. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or a breach hereof, except for matters covered by Sections 4.1 and 4.2 hereof, shall be settled by arbitration in Pittsburgh, Pennsylvania, before a panel of arbitrators selected by the American Arbitration Association ("AAA") and in accordance with the Commercial Arbitration Rules of AAA, and judgment upon the award may be enforced in any court having jurisdiction thereof. The fees and costs of such arbitration, together with the fees and costs of the attorneys for the parties, shall be apportioned between the parties by the arbitrators.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                    Datatrend, Inc.

                                    By:    /s/ Mark A. Hanson
                                           --------------------------------

                                    Name:  Mark A. Hanson
                                           --------------------------------

                                    Title: CEO & President
                                           --------------------------------

                                    Date:  8 Sept 1997
                                           --------------------------------

                                    Datatrend Services, Inc.

                                    By:    /s/ Mark A. Hanson
                                           --------------------------------

                                    Name:  Mark A. Hanson
                                           --------------------------------

                                    Title: CEO & President
                                           --------------------------------

                                    Date:  8 Sept 1997
                                           --------------------------------

                                    Genco Management Company

                                    By:    /s/ Herbert S. Shear
                                           --------------------------------

                                    Name:  Herbert S. Shear
                                           --------------------------------

                                    Title: President
                                           --------------------------------

                                    Date:  9/8/97
                                           --------------------------------

                                    Genco, Inc.

                                    By:    /s/ Herbert S. Shear
                                           --------------------------------

                                    Name:  Herbert S. Shear
                                           --------------------------------

                                    Title: President
                                           --------------------------------

                                    Date:  9/8/97
                                           --------------------------------

                                                                      ANNEX B

                           A. S. GOLDMEN & COMPANY
                             Investment Banking
                            99 Wood Avenue South
                          Iselin, New Jersey  08830

                               (908) 548-2800
                               (800) 548-8180


                              FAIRNESS OPINION


October 6, 1997

Board of Directors
DataTrend Services, Inc.
1515 Washington Street
Braintree, MA 02184

Dear Members of the Board of Directors:

      We understand that DataTrend Services, Inc. ("DSI") and Genco Management Company ("GMC") have entered into an Asset Purchase Agreement and a Management and Administrative Services Agreement with Genco
Management Company ("GMC"), a subsidiary of GENCO I, Inc. ("Genco"). GMC's obligations under both Agreements are guaranteed by Genco.

      The Agreements are summarized below.

      The Asset Purchase Agreement (the "Purchase Agreement") provides that DataTrend will sell substantially all of its operating assets to GMC. This asset transfer will result in the sale of all of the Company's computer equipment refurbishment and returns management business. In consideration for the sale of such assets, GMC will pay at the closing a minimum of $1,000,000 and will assume various liabilities including current operation of the business being acquired by GMC. GMC will not assume liabilities relating to outstanding litigation matters, employment and consulting contracts, and tax and other matters. The purchase price will be increased by 50% of the amount by which the differences between the assumed liabilities and acquired assets (subject to various adjustments) is less than $2,500,000. The transaction is terminable by GMC in the event that such difference exceeds $3,000,000. The closing of the transaction is subject to approval of the Company's stockholders and other terms and conditions.

      DataTrend and GMC also entered into a Management and Administrative Services Agreement (the "Management Agreement") which provides that GMC will operate the Company's business pending the closing of the transactions contemplated by the Purchase Agreement. Among other matters, GMC will handle personnel and facility decisions and will oversee the previously announced closure of the Company's Braintree facility. The Management Agreement is terminable if the Purchase Agreement is terminated and may also be terminated by GMC in certain circumstances including bankruptcy, potential liability under government regulatory schemes, or dispute by the Company of GMC's management decisions. GMC will receive a monthly management fee of $2,500 and reimbursement of direct expenses incurred by GMC. GMC is entitled to retain any operating profits generated during the term of the Management Agreement and will reimburse DataTrend for any operating losses incurred during such term. GMC is obligated to contribute to the Company up to $500,000 to cover operating losses and provide working capital during the term of the Management Agreement.

      You have requested our opinion of the Agreements with respect to fairness, from a financial point of view, to DSI and DSI's shareholders.
A. S. Goldmen & Co., Inc. is customarily engaged in the valuation of business and their securities in connection with mergers & acquisitions, private placements, shareholder transactions, estate and gift taxes, litigation, and for other purposes.

      In connection with rendering our opinion we have, among other things:

      (1)   Reviewed the Asset Purchase Agreement (the "Purchase
            Agreement") and the Management and Administrative Services Agreement (the "Management Agreement") between DSI and GMC;

      (2) Analyzed financial information with respect to DSI, including audited financial statements as of and for the two years ended December 31, 1995 and December 31, 1996 contained in the
            Form 10-K, unaudited financial statements contained in the Forms 10-Q for the periods ended March 31, 1997 and June 30, 1997;

      (3) Held discussions with certain members of DSI's, senior management and member of the Board of Directors concerning the past and current operations, financial condition, and business prospects of the Company;

      (4) Reviewed and analyzed all Company press releases concerning continuous losses from operations for the fiscal year ended December 31, 1996 and for the periods ended March 31, 1997 and June 30, 1997;

      (5)   Reviewed the historical market prices of DSI common stock;

      (6)   Reviewed the composition of ownership of DSI's common stock;

      (7)   Reviewed the financial terms of the Purchase Agreement;

      (8) Considered the financial terms of certain other business combinations and other transactions that have recently been effectuated; and

      (9) Considered such other information, financial studies, and analyses as we deemed relevant, and performed such analyses, studies, and investigations as we deemed appropriate.

      A. S. Goldmen & Co., Inc. has assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us. With respect to any projections, we assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the future financial performance of DSI. We have also assumed without independent verification that DSI owns and has adequate legal protection for all material tangible assets and intellectual property that it purports to own, and that key agreements to which DSI purports to be a party are valid and enforceable. We have not reviewed the transactions from a tax basis. Accordingly, we do not make any warranties, nor do we make any representations with respect to the aforementioned items.

      We have not performed an appraisal of the assets, liabilities, or intellectual property of DSI, nor have we been furnished with any such valuations or appraisals. We have assumed that the assessments of management have been made in good faith and reflect the best currently available management judgements as to matters covered. Our opinion is necessarily based upon economic, market, and other conditions as in effect on, and the information made available to us as of, the date of this letter. Our opinion is limited to the fairness of the Purchase Agreement and the Management Agreement as of the date hereof, from a financial point of view. We make no representations with respect to the business decision to effect the Agreements or any other terms of the transaction. This opinion does not represent our opinion as to what the value of DSI is of the date of this letter.

      We understand that in considering the Agreements, the Board of Directors of DSI has considered a wide range of financial and nonfinancial factors, many of which are beyond the scope of this letter. This letter is not intended to substitute for the Board's exercise of its own business judgement in reviewing the Agreements.

      Based upon and subject to the foregoing considerations, it is our opinion as financial advisors to DSI that the Purchase Agreement and Management Agreement are fair from a financial point of view to DSI and to DSI's shareholders.

      The foregoing opinion is to be used for the information and assistance of DSI. Accordingly, it is understood and agreed that no person other than DSI and its officers, directors and shareholders shall be allowed to use or rely upon this opinion.


                                       Very truly yours,

                                       A. S. GOLDMEN & CO., INC.

                                       By:  Stuart Winkler
                                            Managing Director


                                                                      ANNEX C

                   Datatrend Services, Inc. and Subsidiary
                    Proforma Consolidated Balance Sheets
                                  Unaudited
                             As of June 30, 1997

                        Assets
                        ------
                                                             As Reported    Adjustments      Proforma

Current Assets
  Cash and Cash equivalents                                  $   371,898    $  1,202,402    $1,574,300
  Accounts Receivable, trade, net of allowance for
   doubtful accounts of $1,386,816 in 1997 and $1,485,548
   in 1996                                                     2,994,297      (2,994,297)            -
  Inventories                                                  6,087,217      (6,087,217)            -
  Deferred Tax Asset                                             100,000               -       100,000
  Other Current Assets                                           191,330               -       191,330
                                                             -----------------------------------------
      Total Current  Assets                                  $ 9,744,742    $ (7,879,112)   $1,865,630
                                                             -----------------------------------------

Property and Equipment, at Cost
  Furniture and Fixtures                                         175,946        (175,946)            -
  Warehouse Equipment                                            354,532        (354,532)            -
  Leasehold Improvements                                         183,771        (183,771)            -
  Computer Equipment                                             137,408        (137,408)            -
                                                             -----------------------------------------
                                                             $   851,657    $   (851,657)   $        -

Accumulated Depreciation                                        (382,396)        382,396             -
                                                             -----------------------------------------
      Property and Equipment, Net                            $   469,261    $   (469,261)   $        -
                                                             -----------------------------------------

Other Assets                                                 $    69,949    $          -    $   69,949
                                                             -----------------------------------------

      Total Assets                                           $10,283,952    $ (8,348,373)   $1,935,579
                                                             =========================================



See Accompanying Notes to the Financial Statements


                   Datatrend Services, Inc. and Subsidiary
                    Proforma Consolidated Balance Sheets
                                  Unaudited
                             As of June 30, 1997


     Liabilities and Stockholders' (Deficit) Equity
     ----------------------------------------------
                                                             As Reported    Adjustments      Proforma

Current Liabilities
  Notes Payable, Financial Institutions                      $         -    $          -    $        -
  Notes Payable, Others                                                -               -             -
  Accounts Payable                                            11,275,018     (10,719,734)      555,284
  Accrued Expenses                                               669,095        (669,095)            -
  Capital Leases, Short Term                                      27,142         (27,142)            -
                                                             -----------------------------------------
      Total Current Liabilities                              $11,971,255    $(11,415,971)   $  555,284
                                                             -----------------------------------------

Long Term  Liabilities
  Capital Leases                                                  30,000         (30,000)            -
                                                             -----------------------------------------

Stockholders' (Deficit) Equity
  Common Stock
  $.01 Par value; 30,000,000 shares authorized,
   4,715,795 shares issued and outstanding at June 30,
   1997 and December 31, 1996 respectively                   $    47,138    $          -        47,138
  Additional Paid in Capital                                   2,343,606               -     2,343,606
  (Accumulated Deficit) Retained Earnings                     (4,108,047)      3,632,598      (475,449)
  Treasury Stock                                                       -        (535,000)     (535,000)
                                                             -----------------------------------------
      Total (Deficit) Stockholders Equity                    $(1,717,303)   $  3,097,598    $1,380,295
                                                             -----------------------------------------

Total Liabilities and Stockholders' (Deficit)                $10,283,952    $ (8,348,373)   $1,935,579
                                                             =========================================


See Accompanying Notes to the Financial Statements




                   Datatrend Services, Inc. and Subsidiary
               Proforma Consolidated Statements of Operations
                                  Unaudited

                                                  Six Months Ended                   Six Months Ended
                                                   June 30, 1997                      June 30, 1997
                                                    As Reported       Adjustments        Proforma


Sales                                               $18,597,383       $        -       $18,597,383
Cost of Sales                                       $17,512,705       $        -       $17,512,705
                                                    ----------------------------------------------
Gross Profit                                        $ 1,084,678       $        -       $ 1,084,678
Service Revenue                                     $ 1,809,035       $        -       $ 1,809,035
                                                    ----------------------------------------------
Total                                               $ 2,893,713       $        -       $ 2,893,713
                                                    ----------------------------------------------
Operating Expenses                                  $ 4,508,097       $        -       $ 4,508,097
                                                    ----------------------------------------------
Operating Income (Loss)                             $(1,614,384)      $        -       $(1,614,384)
                                                    ----------------------------------------------
Other Income and (Expense)
  Interest and Other Income                              14,129                -       $    14,129
  Interest Expense                                      (21,094)               -       $   (21,094)
                                                    ----------------------------------------------
      Total Other Income and (Expense)              $    (6,965)      $        -       $    (6,965)
                                                    ----------------------------------------------
Income (Loss) From Continuing Operations            $(1,621,349)      $        -       $(1,621,349)
Before Provision for Income Taxes
Income Tax Expense (Benefit)
  Income Tax Expense                                $         -                        $         -
                                                    ----------------------------------------------
Income (Loss) from Continuing Operations            $(1,621,349)      $        -       $(1,621,349)
Income (Expenses) From Discontinued Operations                -        3,632,598       $ 3,632,598
                                                    ----------------------------------------------
Net Income (Loss)                                   $(1,621,349)      $3,632,598       $ 2,011,249
                                                    ----------------------------------------------
Weighted Average Number of Shares                     4,712,795                -         4,712,795
Earnings (Loss) Per Share
  Continuing Operations                             $     (0.34)      $        -       $     (0.34)
  Discontinued Operations                           $         -       $     0.77       $      0.77
                                                    ----------------------------------------------
      Net                                           $     (0.34)      $     0.77       $      0.43
                                                    ==============================================



See Accompanying Notes to the Financial Statements



                   Datatrend Services, Inc. and Subsidiary
     Pro forma Consolidated Statement of Stockholders' (Deficit) Equity
                                  Unaudited


                                                                Six Months Ended June 30, 1997
                                                    Common Stock
                                               ----------------------     Paid In     Accumulated
                                                Shares      Par Value     Capital       Deficit        Total


Balance December 31, 1996                      4,712,795     47,138      2,343,606    (2,486,698)       (95,954)
Net Loss for the Period Ended June 30, 1997                       -              -    (1,621,349)    (1,621,349)
                                               ----------------------------------------------------------------
Balance June 30, 1997                          4,712,795     47,138      2,343,606    (4,108,047)    (1,717,303)
                                               ----------------------------------------------------------------
Proforma Adjustments                                   -          -              -     3,632,598      3,632,598
                                               ----------------------------------------------------------------
Proforma Balance June 30, 1997                 4,712,795     47,138      2,343,606      (475,449)     1,915,295
                                               ================================================================


See Accompanying Notes to the Financial Statements



                   Datatrend Services, Inc. and Subsidiary
                    Consolidated Statement of Cash Flows
                                  Unaudited

                                                               Six Months Ended June 30
                                                                         1997
                                                      -------------------------------------------
                                                      As Reported     Adjustments      Proforma


<s
Cash Flows from Operating Activities
  Net Income (Loss)                                    (1,621,349)      3,632,598       2,011,249
  Adjustments to Net Income
    Add Depreciation and Amortization                      90,779               -          90,779
    Changes in Operating Assets and Liabilities         2,950,592      (2,307,315)        643,277
                                                      -------------------------------------------
      Cash Provided (Used) by Operations              $ 1,420,022     $ 1,325,283     $ 2,745,305
                                                      -------------------------------------------

Cash Flows from Investing Activities
  Acquisition of Property and Equipment                   (42,559)    $         -         (42,559)
  Other Assets                                             75,241               -          75,241
  Proceeds from Sale of Fixed Assets                            -         469,261         469,261
                                                      -------------------------------------------
      Cash Provided (Used) by Investing Activities    $    32,682     $   469,261     $   501,943
                                                      -------------------------------------------

Cash Flows from Financing Activities
  Payments on Notes Payable                            (1,806,214)              -      (1,806,214)
  Capital Lease Obligations                               (14,000)        (57,142)        (71,142)
                                                      -------------------------------------------
      Cash Provided (Used) by Financing
       Activities                                     $(1,820,214)    $   (57,142)    $(1,877,356)
                                                      -------------------------------------------
Net (Decrease) Increase in Cash                       $  (367,510)    $ 1,737,402     $ 1,369,892
Cash, Beginning of the Period                         $   739,408     $         -         739,408
                                                      -------------------------------------------
Cash, End of the Period                               $   371,898     $ 1,737,402     $ 2,109,300
                                                      ===========================================


See Accompanying Notes to the Financial Statements



                               [FORM OF PROXY]


                          DATATREND SERVICES, INC.

           Special Meeting of Stockholders  --  November __, 1997

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS


      The undersigned hereby appoints Mark A. Hanson and Yitz Grossman, and each of them, proxies with full power of substitution, to vote all Common Shares of Datatrend Services, Inc., owned by the undersigned at the Special Meeting of Stockholders of Datatrend Services, Inc., to be held on November __, 1997 and at any adjournments thereof, hereby revoking any proxy heretofore given. The undersigned instructs such proxies to vote:

      PROPOSAL TO APPROVE THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY TO GENCO MANAGEMENT COMPANY

             FOR _______     AGAINST _______     ABSTAIN _______


      Management recommends voting FOR the Proposal.


      Either of the proxies or their respective substitutes, who shall be present and acting shall have and may exercise all the powers hereby granted.

      THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE GIVEN. Said proxies will use their discretion with respect to any other matters which properly come before the meeting.


Dated:                     , 1997


                                        ________________________________

                                        ________________________________

                                        (Please date and sign exactly as
                                        name appears on the mailing
                                        envelope.  For joint accounts,
                                        each joint owner should sign.
                                        Executors, administrators,
                                        trustees, etc., should also so
                                        indicate when signing.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE SIGN AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE.